SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☒	Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WATCHGUARD TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

CALCULATION OF FILING FEE

Title of each class of securities to which transaction applies	Aggregate number of securities to which transaction applies	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11	Proposed maximum aggregate value of transaction	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Preliminary Copy—Subject to Completion

August 21, 2006

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED —YOUR VOTE IS VERY IMPORTANT

[                    ], 2006

Dear WatchGuard Stockholders:

The board of directors of WatchGuard Technologies, Inc. has unanimously approved a merger in which WatchGuard Technologies, Inc. would become a wholly owned subsidiary of Gladiator Corporation. If the merger is completed, holders of WatchGuard common stock will receive $4.25 in cash for each share of WatchGuard common stock they own.

Stockholders of WatchGuard Technologies, Inc. will be asked at the special meeting to approve and adopt the merger agreement. After careful consideration, the WatchGuard board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, WatchGuard and its stockholders. The board of directors unanimously declared advisable, and recommends, that the WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement.

In deciding to approve the merger and recommend that the WatchGuard stockholders approve and adopt the merger agreement, WatchGuard’s board of directors considered various factors that are more fully described in the attached proxy statement.

The special meeting of stockholders to approve and adopt the merger agreement will be held on [            ], 2006, at [            ], local time, at WatchGuard’s corporate headquarters located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104.

The proxy statement attached to this letter provides you with information about the special meeting of WatchGuard stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Sincerely,

Edward J. Borey,

Chairman, President and Chief Executive Officer

This proxy statement is dated [            ], 2006 and is first being mailed to stockholders of WatchGuard on or about [            ], 2006.

Your vote is very important.

Whether or not you plan to attend the special meeting, it is important that your shares are represented. Please read the enclosed proxy statement and complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or complete a proxy by telephone or via the Internet, to ensure that your vote is counted. Of course, if you attend the special meeting, you will have the right to vote your shares in person.

WATCHGUARD TECHNOLOGIES, INC.

505 Fifth Avenue South, Suite 500

Seattle, Washington 98104

Notice of Special Meeting of Stockholders

to Be Held [                    ], 2006

A special meeting of stockholders of WatchGuard Technologies, Inc., a Delaware corporation, will be held on [            ], 2006, at [            ], local time, at WatchGuard’s corporate headquarters located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, for the following purposes:

•	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 2006, by and among Gladiator Corporation, a Delaware corporation, Warrior Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gladiator Corporation, and WatchGuard Technologies, Inc.; and

•	to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

These items of business are more fully described in the proxy statement accompanying this notice. WatchGuard’s board of directors has fixed the close of business on August 7, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, WatchGuard had outstanding and entitled to vote 34,814,978 shares of common stock. Holders of WatchGuard common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “The MERGER—Appraisal Rights” on page 41.

By Order of the Board of Directors,

Michael C. Piraino,

Secretary

Seattle, Washington

[                    ], 2006

WatchGuard’s board of directors unanimously declared advisable, and recommends, that the WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement.

Your vote is very important.

The affirmative vote of the holders of a majority of the shares of WatchGuard common stock outstanding at the close of business on the record date is required to approve and adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting. If you fail to return a proxy or vote at the special meeting, your shares will effectively be counted as a vote “AGAINST” the approval and adoption of the merger agreement.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the approval and adoption of the merger agreement that provides for the acquisition of WatchGuard by Gladiator Corporation, to be effected by means of a merger of Warrior Merger Sub, Inc., a wholly owned subsidiary of Gladiator, with and into WatchGuard. If the merger agreement is approved and the merger is consummated, WatchGuard will cease to be a publicly traded company, and will instead continue as a wholly owned subsidiary of Gladiator.

Q:	What is Gladiator Corporation?

A:	Gladiator Corporation, a Delaware corporation, is a privately held company currently owned by affiliates of Francisco Partners. Gladiator was formed solely for the purposes of entering into the merger agreement with WatchGuard and completing the merger, and has not conducted any business operations. Gladiator and a Francisco Partners’ affiliate have entered into a letter agreement with Vector Capital III, L.P., an affiliate of Vector Capital Corporation, pursuant to which Vector Capital and its affiliates have agreed to participate in the equity funding of Gladiator immediately prior to the closing of the merger and have also agreed to vote their shares of WatchGuard common stock in favor of the merger, in each case subject to the terms and conditions set forth in the letter agreement. According to its most recent Schedule 13D filed with the Securities and Exchange Commission on August 17, 2006, Vector Capital and its affiliates own 3,247,500 shares of WatchGuard common stock, representing 9.3% of the shares outstanding as of the close of business on the record date.

Q:	What Will WatchGuard Stockholders Receive in the Merger?

A:	As a result of the merger, WatchGuard stockholders will receive cash consideration of $4.25 for each share of WatchGuard common stock held, without interest. For example, if you own 100 shares of WatchGuard common stock, you will receive $425.00 in cash in exchange for your shares.

Q:	Does the WatchGuard Board of Directors Recommend Voting in Favor of the Merger?

A:	Yes. After careful consideration, the WatchGuard board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, WatchGuard and its stockholders. The board of directors unanimously declared advisable, and recommends, that the WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement. Please also see the section entitled “THE MERGER—Reasons for the Merger” on page 31.

Q:	What Do I Need to Do Now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of WatchGuard stockholders. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card.

Q:	What Vote Is Required to Approve and Adopt the Merger Agreement?

A:	In order to approve and adopt the merger agreement, the holders of a majority of the shares of WatchGuard common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement.

Q:	What Happens If I Do Not Vote?

A:	The failure to vote, either by proxy or in person at the special meeting, will have the same effect as voting “AGAINST” approval and adoption of the merger agreement.

Q:	May I Vote in Person?

A:	Yes. You may attend the special meeting of WatchGuard stockholders and, if you are a record holder of WatchGuard shares, vote your shares in person. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy card to us or to complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by you in person unless you obtain a proxy from your broker.

Q:	Where and When Is the Special Meeting?

A:	The special meeting will be held on [ ], 2006 at [ ], local time, at WatchGuard’s corporate headquarters located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

Q:	May I Change My Vote After I Have Delivered a Proxy?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of WatchGuard stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I Send in My WatchGuard Stock Certificates Now?

A:	No. If the merger agreement is approved and adopted and the merger is completed, you will receive written instructions for exchanging your shares of WatchGuard stock for the per share cash amount. Please do not send your WatchGuard stock certificates now.

Q:	Will I Owe Taxes as a Result of the Merger?

A:	The receipt of cash consideration pursuant to the merger for shares of WatchGuard stock generally will be a taxable transaction to WatchGuard stockholders for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the merger for you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger for you.

Q:	When Do You Expect the Merger to Be Completed?

A:	We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval and adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law.

Q:	Am I Entitled to Appraisal Rights?

A:	Yes. Holders of WatchGuard common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. A copy of Section 262 of the Delaware General Corporation Law is attached as Annex C to this proxy statement.

Q:	Who Can Help Answer My Questions?

A:	If you would like additional copies, without charge, of this proxy statement or have questions about the merger, including the procedures for voting your shares, you should contact:

Georgeson Inc.

17 State Street, 10th Floor

New York, New York 10004

Call Toll-Free: (866) 821-2620

SUMMARY TERM SHEET FOR THE MERGER

This summary term sheet, together with the preceding question and answer section, highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. You may obtain copies of the documents that we refer to in this proxy statement without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 62. The merger agreement is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (Page 19)

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 500

Seattle, Washington 98104

Telephone: (206) 521-8340

WatchGuard Technologies, Inc., a Delaware corporation, is a leading provider of network security solutions designed to protect small- to medium-sized enterprises that use the Internet for e-commerce and secure communications. WatchGuard maintains its headquarters in Seattle, Washington. Additional information regarding WatchGuard is contained in WatchGuard’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 62.

Gladiator Corporation

c/o Francisco Partners

2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

Telephone: (650) 233-2900

Gladiator Corporation, a Delaware corporation, is a privately held company currently owned by affiliates of Francisco Partners. Gladiator was formed solely for the purposes of entering into the merger agreement with WatchGuard and completing the merger, and has not conducted any business operations. Gladiator and a Francisco Partners affiliate have entered into a letter agreement with Vector Capital III, L.P., an affiliate of Vector Capital Corporation, pursuant to which Vector Capital and its affiliates have agreed to participate in the equity funding of Gladiator immediately prior to the closing of the merger and have also agreed to vote their shares of WatchGuard common stock in favor of the merger, in each case subject to the terms and conditions set forth in the letter agreement. According to its most recent Schedule 13D filed with the Securities and Exchange Commission on August 17, 2006, Vector Capital and its affiliates own 3,247,500 shares of WatchGuard common stock, representing 9.3% of the shares outstanding as of the close of business on the record date. A copy of the letter agreement is available as an exhibit to Vector Capital’s Schedule 13D.

Francisco Partners is one of the world’s largest technology-focused private equity funds.

Warrior Merger Sub, Inc.

c/o Francisco Partners

2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

Telephone: (650) 233-2900

Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Gladiator, was formed solely for the purposes of entering into the merger agreement with WatchGuard and completing the merger, and has not conducted any business operations.

The Special Meeting (Page 16)

Date, Time and Place.    A special meeting of the stockholders of WatchGuard will be held on [            ], 2006, at [            ], local time, at WatchGuard’s headquarters located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, to consider and vote upon a proposal to approve and adopt the merger agreement and any other matter that may properly come before the special meeting.

Record Date and Stock Entitled to Vote.    You are entitled to vote at the special meeting if you owned shares of WatchGuard common stock at the close of business on August 7, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of WatchGuard common stock you owned at the close of business on the record date. There were 34,814,978 shares of WatchGuard common stock outstanding at the close of business on the record date.

Vote Required.    The approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of WatchGuard common stock outstanding at the close of business on the record date.

Share Ownership of WatchGuard Directors and Executive Officers.     As of the record date, the directors and executive officers of WatchGuard and their affiliates owned and had the right to vote 1,451,665 shares of WatchGuard’s common stock, or approximately 4.2% of the voting power of the outstanding shares entitled to vote at the special meeting. These shares are covered by the support agreement described below and are required to be voted “FOR” approval and adoption of the merger agreement pursuant to the support agreement. In addition, pursuant to the support agreement, each party to the support agreement has granted an irrevocable proxy to the members of the board of Gladiator to vote their respective shares in accordance with the terms of the support agreement. The terms of the irrevocable proxy are described below.

Voting of Proxies.    Only shares affirmatively voted “FOR” approval and adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. If a WatchGuard stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. Brokers who hold shares of WatchGuard common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of WatchGuard common stock will have the same effect as votes “AGAINST” approval and adoption of the merger agreement.

Revocability of Proxies.    The grant of a proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by: (a) signing and returning to the Secretary of WatchGuard a duly executed written notice of revocation of proxy; (b) submitting a duly executed proxy to the Secretary of WatchGuard bearing a later date; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Structure of the Merger (Page 44)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Warrior, a Delaware corporation and wholly owned subsidiary of Gladiator and a party to the merger agreement, will merge with and into WatchGuard. The merger agreement provides that WatchGuard will survive the merger as a successor to Warrior and a wholly owned subsidiary of Gladiator; provided, however, the merger agreement permits Gladiator to elect to change the structure or method of effecting the combination of Warrior with WatchGuard so long as certain conditions under the merger agreement are satisfied.

Recommendation of the Board of Directors (Page 35)

After careful consideration, WatchGuard’s board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, WatchGuard and its stockholders. WatchGuard’s board unanimously declared the merger and the merger agreement advisable and recommends that WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement.

Reasons for the Merger (Page 31)

In the course of reaching its decision to approve and adopt the merger and the merger agreement and to recommend that WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement, WatchGuard’s board of directors consulted with senior management, legal counsel and its financial advisor, reviewed a significant amount of information and considered a number of favorable factors, including the following:

•	Merger Consideration. The board considered the $4.25 per share cash consideration that WatchGuard stockholders will receive if the merger is consummated, as compared to the uncertain but possibly greater long-term value to WatchGuard stockholders that might be realized if WatchGuard remained independent and successfully pursued its growth strategy. The board also considered the fact that the cash consideration to be received by WatchGuard stockholders provides certainty of value and may facilitate a speedier and more certain consummation of the merger than would consideration involving securities and that the $4.25 per share cash consideration represented, on July 21, 2006, a 16.4% premium over the closing sale price of WatchGuard common stock and a 43.6% premium over the implied enterprise value of WatchGuard.

•	Review of Prospects in Remaining Independent. The board considered the alternatives to the merger, namely the possibility of continuing to operate WatchGuard as an independent public company.

•	Extensive Process. The board considered WatchGuard’s strategic alternatives during an extensive process conducted over the nearly eight-month period prior to the signing of the merger agreement. The board further considered that there was no assurance as to when or whether another favorable opportunity to sell WatchGuard would arise.

•	WatchGuard Common Stock Trading History and Market Conditions. The board considered then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of WatchGuard common stock, as well as the continued erosion in the price of WatchGuard common stock prior to the filing of an initial Schedule 13D by Vector Capital, notwithstanding WatchGuard’s publicly discussed actions to implement a growth strategy.

•	Uncertainty Regarding Execution of a Definitive Agreement with Other Potential Interested Parties. The board considered the status and history of discussions with Vector Capital, the only other active process participant at the time the merger agreement with Gladiator, a privately held company currently owned by affiliates of Francisco Partners, was approved.

•	Fairness Opinion. The board considered the financial presentation of Wachovia Securities and the opinion of Wachovia Capital Markets, LLC (which we sometimes refer to in this proxy statement as Wachovia Securities), dated July 24, 2006, that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, Wachovia Securities’ experience as investment bankers and other factors Wachovia Securities deemed relevant, the merger consideration to be received by holders of shares of WatchGuard common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

•	Likelihood and Timing of Closing. The board considered the likelihood that the proposed acquisition would be consummated on a timely basis.

•	Terms of the Merger Agreement. The board considered the terms and conditions of the merger agreement including the limited conditions to the consummation of the merger, the ability, under certain circumstances, of WatchGuard to furnish information to and conduct negotiations with a third party and, upon payment of a reasonable termination fee, accept a superior competing proposal.

In the course of its deliberations, the WatchGuard board of directors also considered a variety of risks and negative factors, including:

•	Risks of Announcement and Consummation. The board considered the risks and contingencies related to the announcement of the merger, including WatchGuard’s ability to retain key personnel, and to maintain WatchGuard’s relationships with commercial partners and third parties. The board also considered the conditions to Gladiator’s obligation to complete the merger and the right of Gladiator to terminate the merger agreement under certain circumstances. The board considered the risks and costs to WatchGuard if the merger is not consummated, including the diversion of management and employee attention, employee attrition and the effect on business relationships.

•	Review of Prospects in Remaining Independent. The board considered the fact that, if the merger is consummated, WatchGuard will no longer exist as an independent public company and that WatchGuard stockholders will not be able to participate in any potential future increase in WatchGuard’s value or in any potential synergies resulting from the merger.

•	Low Premium over Longer Trading History. The board considered the fact that the $4.25 per share purchase price is 5.6% less than the average closing price over the three-month period ending on July 21, 2006, 4.3% less than the average closing price over the six-month period ending on July 21, 2006 and only 1.0% more than the average closing price over the one-year period ending on July 21, 2006.

•	Vector Capital Final Proposal. The board considered that Vector Capital had not yet either made a final proposal or terminated discussions and that the announcement of the transaction with Gladiator could discourage Vector Capital from making a competing proposal.

•	Termination Fee and Other Alternative Acquirors. The board considered the possibility that the $6.0 million termination fee payable to Gladiator under certain circumstances might discourage a competing proposal to acquire WatchGuard, whether from Vector Capital or another third party, or reduce the price of any such proposal.

•	Interests of Directors and Officers. The board considered the interests that certain of WatchGuard’s directors and executive officers have with respect to the merger in addition to their interests as WatchGuard stockholders generally, as described in “THE MERGER—Interests of WatchGuard Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by the board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.

Opinion of WatchGuard’s Financial Advisor (Page 35)

On July 24, 2006, WatchGuard’s financial advisor, Wachovia Securities, rendered to the WatchGuard board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken in such opinion, Wachovia Securities’ experience as investment bankers and other factors it deemed relevant, the merger consideration to be received by holders of shares of WatchGuard common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Wachovia Securities, dated July 24, 2006, which describes, among other things, the assumptions made, procedures followed, matters considered, limitations of the review undertaken in such opinion and other factors Wachovia Securities deemed relevant, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of WatchGuard common stock are encouraged to read the opinion carefully in its entirety. Wachovia Securities provided its opinion to the WatchGuard board of directors in connection with its consideration of the merger. Wachovia Securities’ opinion does not address the relative merits of the merger contemplated by the merger agreement compared with other business strategies that may have been considered by WatchGuard’s management or its board of directors. Nor does Wachovia Securities’ opinion address the merits of the underlying decision by WatchGuard to enter into the merger agreement. Wachovia Securities’ opinion does not and shall not constitute a recommendation to any stockholder as to how to vote in connection with the merger agreement or any other matter related thereto.

Gladiator’s Financing (Page 39)

Gladiator has an equity commitment from Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Pursuant to such commitment, Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. have jointly agreed to contribute cash to Gladiator at such times and in such amounts as are necessary for Gladiator to pay all remaining aggregate merger consideration in excess of the $60 million to be contributed by WatchGuard under the merger agreement. In addition, pursuant to the letter agreement, Vector Capital and its affiliates have agreed to participate in the equity funding of Gladiator immediately prior to the closing of the merger. A copy of the letter agreement is available as an exhibit to Vector Capital’s Schedule 13D.

Interests of WatchGuard Directors and Management in the Merger (Page 39)

In considering the recommendation of the WatchGuard board of directors in favor of the merger, stockholders of WatchGuard should be aware that members of the WatchGuard board of directors and officers of WatchGuard have interests in the merger that are different from, or in addition to, the interests of stockholders of WatchGuard generally. Such interests relate to or arise from, among other things:

•	directors and employees (including officers) with options to acquire WatchGuard common stock will have these options fully accelerated as a result of the merger and all their options to acquire WatchGuard common stock will be cancelled at the time of the merger, with directors and employees (including officers) having options with an exercise price less than $4.25 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.25 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	all shares of restricted stock that have previously been issued to officers and directors will become fully vested and any repurchase option shall lapse, subject to applicable withholding taxes, as a result of the merger and will be cancelled in exchange for $4.25 per share, as with other shares of common stock;

•	in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger, they are entitled to the severance benefits described under “THE MERGER—Interests of WatchGuard Directors and Management in the Merger”; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of WatchGuard and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the effective time of the merger.

Appraisal Rights (Page 41)

WatchGuard stockholders who do not wish to accept the cash merger consideration of $4.25 per share of common stock have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares determined in accordance with Delaware law. The fair value of shares of WatchGuard common stock as determined in accordance with Delaware law may be more or less than the per-share cash amount to be paid to non-dissenting WatchGuard stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and must follow specific procedures. Dissenting WatchGuard stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the applicable provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. All WatchGuard stockholders are encouraged to read these provisions carefully and in their entirety.

Merger Consideration (Page 44)

If the merger is completed, stockholders of WatchGuard will receive an amount in cash, without interest, equal to $4.25 for each share of common stock held.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a WatchGuard stockholder. WatchGuard stockholders will receive the merger consideration after exchanging their WatchGuard stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to WatchGuard stockholders shortly after completion of the merger.

Prior to the closing, WatchGuard will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated and cancelled as a result of the merger, with holders of options with an exercise price less than $4.25 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.25 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option.

All shares of restricted stock that have previously been issued to officers and directors will become fully vested and any repurchase option shall lapse as a result of the merger and such individuals will receive a cash amount, without interest, equal to $4.25 for each such share, subject to applicable withholding taxes.

Prior to the closing, all outstanding purchase rights under WatchGuard’s 2000 Stock Option Plan, Amended and Restated 1996 Stock Incentive Compensation Plan and RapidStream, Inc. 1998 Stock Option Plan will be exercised, and shares of WatchGuard common stock will be issued, in accordance with the terms of the plans. The plans will be terminated at the effective time of the merger.

Market Price (Page 15)

WatchGuard common stock is listed on The NASDAQ Global Market. On July 24, 2006, the last full trading day prior to the public announcement of the proposed merger, WatchGuard common stock closed at $3.73. On [            ], 2006, the last full trading day prior to the printing of this proxy statement, WatchGuard common stock closed at $[            ].

Support Agreement (Page 59)

Each of Edward J. Borey, Bradley E. Sparks, Michael R. Hallman, Michael R. Kourey, Richard A. LeFaivre, Steven N. Moore and William J. Schroeder, who collectively own, together with vested in-the-money stock options, approximately 5.8% of WatchGuard’s outstanding common stock as of July 24, 2006, has agreed, pursuant to a support agreement with Gladiator, dated as of July 24, 2006, that such individual, solely in such individual’s capacity as a stockholder and not in such individual’s capacity as a director or officer of WatchGuard, will vote all of his shares of WatchGuard common stock “FOR” approval and adoption of the merger agreement and “AGAINST” any other proposal or offer to acquire WatchGuard. The support agreement may not be terminated at any time prior to the effective time of the merger, except upon the termination of the merger agreement. In addition, pursuant to the support agreement, each party to the support agreement has granted an irrevocable proxy to the members of the board of Gladiator to vote his respective shares in accordance with the terms of the support agreement.

Regulatory Matters (Page 47)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or Hart-Scott-Rodino Act, prohibits completion of the merger until WatchGuard has furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. On [            ], 2006, Gladiator and WatchGuard each filed the required notification and report forms. WatchGuard is not aware of any other waiting period or consent required under any applicable antitrust laws. WatchGuard can provide no assurance that a challenge to the merger on U.S. or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Conditions to Completion of the Merger (Page 49)

Gladiator and WatchGuard are obligated to complete the merger only if a number of conditions are satisfied or waived, including the following:

•	the approval and adoption of the merger agreement by WatchGuard stockholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	the absence of any action or proceeding by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•	other than the filing of a certificate of merger with the Secretary of State of the state of Delaware, all consents, approvals and authorizations of any governmental entity required to consummate the merger shall have been obtained;

•	the applicable waiting periods under the Hart-Scott-Rodino Act, and other applicable pre-clearance requirements of any foreign competition law, shall have expired or been terminated;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the materiality thresholds set forth in the merger agreement; and

•	the performance by the other party in all material respects of its obligations under the merger agreement.

In addition, Gladiator is obligated to complete the merger only if a number of conditions are satisfied or waived, including the following:

•	Gladiator has received a certificate from WatchGuard meeting the requirements of certain U.S. Treasury regulations to the effect that WatchGuard is not a U.S. real property holding company;

•	less than 15% of WatchGuard’s outstanding common stock is held by any holder or holders who are entitled to and properly demand appraisal of such shares pursuant to, and who comply with, the applicable provisions of Delaware law, unless this condition has been waived by Gladiator;

•	the absence of any instituted or pending action or proceeding by any governmental entity (i) seeking to restrain or prohibit Gladiator’s, Warrior’s or any of Gladiator’s other affiliates’ (A) ability to exercise full rights of ownership of WatchGuard common stock or (B) ownership or operation of all or any material portion of the business or assets of WatchGuard and its subsidiaries, taken as a whole, or (ii) seeking to compel Gladiator or any of its subsidiaries or affiliates to dispose of or hold separately all or any material portion of the business or assets of WatchGuard and its subsidiaries; and

•	WatchGuard must have deposited $60 million in unrestricted cash on hand with the paying agent for the merger transaction for the purpose of paying a portion of the merger consideration.

See “THE MERGER AGREEMENT—Conditions to Completion of the Merger.”

Limitation on Consideration of Competing Proposals (Page 51)

WatchGuard has agreed that it will not (i) solicit, initiate, facilitate or intentionally encourage any inquiries or proposals regarding any competing transaction, (ii) participate in any discussions or negotiations regarding a proposal for a competing transaction with any third party, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the equity securities of WatchGuard or its subsidiaries. However, after a determination that an unsolicited proposed competing transaction constitutes or would reasonably be expected to lead to a superior competing transaction, WatchGuard may respond to such proposal if and to the extent required by the WatchGuard board’s fiduciary duties. WatchGuard must notify Gladiator if it receives any proposals for a competing transaction or any requests for information from a third party that may be considering a competing transaction.

Termination (Page 52)

WatchGuard and Gladiator may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after WatchGuard stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completing the merger under certain circumstances, including:

•	by either WatchGuard or Gladiator if:

•	any court or governmental agency issues a final, nonappealable order preventing the merger; provided, however, that the party seeking to terminate for this reason has used all commercially reasonable efforts to remove such order or to reverse such action;

•	WatchGuard stockholders’ approval and adoption of the merger agreement is not obtained at a duly held special meeting;

•	the merger is not completed by December 31, 2006 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	(i) the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger, (ii) the non-breaching party complies with its obligations under the merger agreement to provide prompt notice of such breach to the breaching party, and (iii) such breach is not cured (or is not curable) by December 31, 2006; or

•	by WatchGuard, in order to enter into a binding written acquisition agreement relating to a superior competing transaction in accordance with the solicitation restrictions contained in the merger agreement and after WatchGuard complies with the notice requirements contained in the merger agreement and Gladiator fails to make an offer that is at least as favorable to WatchGuard’s stockholders as the superior competing transaction;

•	by Gladiator if:

•	WatchGuard’s board of directors withdraws or adversely modifies its approval or recommendation of the merger and the merger agreement;

•	WatchGuard’s board of directors recommends that the stockholders approve or accept a competing transaction;

•	WatchGuard enters into, or publicly announces its intention to enter into, an acquisition agreement with respect to a superior competing proposal;

•	WatchGuard materially breaches any of is obligations under the merger agreement with respect to (i) duly calling and holding the stockholders’ meeting for the purpose of approving and adopting the merger agreement, (ii) recommending the approval and adoption of the merger, or (iii) failing to comply with the merger agreement requirements regarding competing transactions; or

•	(i) 15% or more of WatchGuard’s outstanding common stock is held by any holder or holders who are entitled to and properly demand appraisal of such shares pursuant to, and who comply with, the applicable provisions of Delaware law at the time of the stockholders’ meeting held to approve and adopt the merger agreement and (ii) Gladiator delivers notice of such termination to WatchGuard no later than the fifth business day after the earliest date upon which the conditions precedent to the merger contained in the merger agreement (other than the condition precedent relating to appraisal rights) have been satisfied or waived by Gladiator.

Expenses and Termination Fee (Pages 56 and 57)

The merger agreement provides generally that regardless of whether the merger is consummated, all out-of-pocket expenses incurred by the parties shall be borne by the party incurring such expenses. Gladiator and WatchGuard will, however, share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with the filing, printing and mailing of this proxy statement (including preliminary materials and any amendments or supplements to this proxy statement) and filings made pursuant to the Hart-Scott-Rodino Act.

The merger agreement requires, however, that WatchGuard pay Gladiator a termination fee of $5,750,000, plus up to $250,000 of documented out-of-pocket costs and expenses incurred by Gladiator in connection with the merger, if:

•	WatchGuard terminates the merger agreement to enter into a binding written acquisition agreement for a superior competing transaction;

•	Gladiator terminates the merger because:

•	WatchGuard’s board of directors withdraws or adversely modifies its approval or recommendation of the merger or recommends a competing transaction;

•	WatchGuard enters into, or publicly announces its intention to enter into, an acquisition agreement with respect to a superior competing proposal or materially breaches its non-solicitation covenants or its covenants to call the special stockholders’ meeting;

•	WatchGuard willfully breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger, Gladiator complies with its obligations under the merger agreement to provide prompt notice of such breach to WatchGuard, and such breach is not cured (or is not curable) by December 31, 2006; or

•	Gladiator or WatchGuard terminates the merger due to a failure of the stockholders to approve and adopt the merger agreement at the stockholders’ meeting or a failure to consummate the merger by December 31, 2006; provided, however,

•	such termination fee will only be required under these circumstances if between the date of the merger agreement and the termination of the merger agreement a competing transaction has been publicly announced and (i) WatchGuard is acquired within 12 months of the termination of the merger agreement or (ii) within 12 months of the termination of the merger agreement WatchGuard enters into an agreement to be acquired; and

•	such payment is required to be made no later than five business days after the earlier of the consummation of such acquisition of WatchGuard or the date that WatchGuard enters into such acquisition agreement.

In addition, if WatchGuard fails to pay either the termination fee or expenses described above promptly, the merger agreement requires WatchGuard to pay any costs and expenses incurred by Gladiator and Warrior in connection with any legal action to enforce the merger agreement that results in a judgment against WatchGuard for such amount.

Conversion of Shares; Procedures for Exchange of Certificates (Page 45)

The conversion of WatchGuard stock into the right to receive the per share cash consideration will occur automatically at the effective time of the merger. Mellon Investor Services LLC will serve as the paying agent that will make payment of the merger consideration in exchange for certificates representing shares of WatchGuard common stock. Gladiator will deposit or cause to be deposited sufficient cash with the paying agent after the effective time of the merger in order to permit the payment of the merger consideration. The paying agent will send a transmittal letter to each former WatchGuard stockholder as soon as practicable after the effective time of the merger. Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, and any other customary documentation required by the paying agent, the holder of a certificate shall be entitled to receive from the paying agent the applicable per share cash amount for each share of WatchGuard common stock represented by such certificate, less any applicable withholding taxes. The transmittal letter will contain instructions for obtaining cash in exchange for such shares of WatchGuard common stock. WatchGuard stockholders should NOT return stock certificates with the enclosed proxy.

FORWARD-LOOKING INFORMATION

WatchGuard’s disclosure and analysis in this proxy statement contain forward-looking statements, which provide WatchGuard’s current expectations or forecasts of future events. Forward-looking statements include, among other things, statements concerning whether and when the proposed merger with Gladiator will be consummated, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on WatchGuard’s business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation:

•	the merger not being consummated in a timely manner, or at all;

•	the effect of the announcement of the merger on WatchGuard’s relationships with its commercial partners, operating results and business generally, including the ability to retain key employees; and

•	other statements that are not historical facts.

Words such as “believes,” “anticipates,” “expects” and “intends” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. WatchGuard’s actual results could differ materially from those anticipated in the forward-looking statements for many reasons.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. WatchGuard undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events.

MARKET PRICE AND DIVIDEND DATA

WatchGuard common stock is quoted on The NASDAQ Global Market under the symbol “WGRD.” The following table shows the high and low per share sales price of WatchGuard common stock as quoted on The NASDAQ Global Market for each of the quarters indicated.

	WatchGuard Common Stock
	High	Low
2004
First Quarter	$8.58	$5.70
Second Quarter	8.80	5.78
Third Quarter	7.48	4.15
Fourth Quarter	5.19	3.59

2005
First Quarter	4.55	2.93
Second Quarter	4.07	3.01
Third Quarter	4.73	3.91
Fourth Quarter	4.33	2.94

2006
First Quarter	5.20	3.61
Second Quarter	5.30	4.07
Third Quarter (through August 18, 2006)	4.23	3.57

As of August 7, 2006, the record date, WatchGuard had 123 holders of record of its common stock.

The following table sets forth the closing per share sale price of WatchGuard common stock as quoted on The NASDAQ Global Market on July 24, 2006, the last full trading day before the public announcement of the proposed merger, and on August [    ], 2006, the last full trading day before the printing of this proxy statement:

	WatchGuard Common Stock Closing Price
July 24, 2006		$3.73
[ , 2006]	$

WatchGuard has never declared or paid cash dividends on its common stock. The current policy of WatchGuard is to retain earnings for use in its business. If the merger is consummated, WatchGuard common stock will be delisted from The NASDAQ Global Market and there will be no further market for WatchGuard common stock.

THE SPECIAL MEETING OF STOCKHOLDERS

General

This proxy statement is furnished to the stockholders of WatchGuard in connection with the solicitation of proxies by WatchGuard’s board of directors for use at the special meeting of stockholders and at any adjournment or postponement of the special meeting. The special meeting will be held on [                    ], 2006, at [                    ], local time, at WatchGuard’s corporate headquarters located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104.

This proxy statement and the enclosed proxy card were first mailed to stockholders entitled to vote at the special meeting on or about [                    ], 2006.

Purposes of Special Meeting

The purposes of the special meeting are:

•	to consider and vote upon a proposal to approve and adopt the merger agreement; and

•	to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

WatchGuard’s board of directors unanimously approved the merger agreement and the merger and determined that the merger and the merger agreement are advisable, fair to, and in the best interests of, WatchGuard and its stockholders. WatchGuard’s board unanimously declared the merger and the merger agreement advisable and recommends that WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement.

Record Date and Outstanding Shares

The close of business on August 7, 2006 has been fixed as the record date for determining the holders of shares of WatchGuard common stock entitled to notice of and to vote at the special meeting. At the close of business on August 7, 2006, the record date, WatchGuard had 34,814,978 shares of common stock outstanding held by 123 stockholders of record.

Each outstanding share of common stock on the record date is entitled to one vote on all matters.

Quorum and Vote Required

The inspector of elections will tabulate votes cast by proxy or in person at the special meeting. The inspector will also determine whether or not a quorum is present at the special meeting. A quorum for the special meeting is the presence, in person or by proxy, of the holders of at least a majority of the shares of common stock that are outstanding at the close of business on the record date. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

The affirmative vote of the holders of at least a majority of the shares of WatchGuard common stock that are outstanding at the close of business on the record date is required to approve and adopt the merger agreement.

Effect of Abstentions and Failure to Vote

Shares subject to abstentions are considered to be present at the special meeting, and are therefore counted toward establishing the presence of a quorum. If a WatchGuard stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote “AGAINST” approval and adoption of the merger agreement. Brokers or other nominees who hold shares of WatchGuard common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will be treated as not present for purposes of determining whether a quorum is present, and will effectively count as votes “AGAINST” approval and adoption of the merger agreement.

Voting of Proxies

Stockholders may vote by attending the special meeting and voting their shares of WatchGuard stock in person, or by proxy, either by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope, or by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by the stockholder in person unless he, she or it obtains a proxy from his, her or its broker. Stockholders should instruct their brokers to vote their shares, following the procedure provided by their brokers.

If a stockholder’s shares are represented by a proxy, they will be voted in accordance with the directions on the proxy. If a stockholder signs and returns his, her or its proxy card without giving any direction, such shares will be voted “FOR” approval and adoption of the merger agreement. Such shares will be voted by a stockholder’s proxy in his, her or its discretion as to any other business as may properly come before the special meeting.

WatchGuard does not expect that any matter other than those discussed in this proxy statement will be brought before the special meeting. WatchGuard’s bylaws provide that the purpose of the special meeting must be set forth in the notice for the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, WatchGuard intends that shares of WatchGuard common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes “FOR” approval and adoption of the merger agreement. However, proxies that indicate a vote “AGAINST” approval and adoption of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes “FOR” approval and adoption of the merger agreement.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (a) signing and returning to the Secretary of WatchGuard a duly executed written notice of revocation of proxy, (b) submitting a duly executed proxy bearing a later date to the Secretary of WatchGuard, or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If a stockholder’s shares are held in “street name” by a broker, bank or other nominee, such stockholder should follow the instructions of their broker, bank or other nominee regarding the revocation of proxies.

Share Ownership of WatchGuard’s Directors and Executive Officers

At the close of business on the record date, WatchGuard’s directors and executive officers and their affiliates owned and were entitled to vote 1,451,665 shares of WatchGuard’s common stock, or approximately 4.2% of WatchGuard’s issued and outstanding common stock on that date. These shares are covered by the support agreement described below and are required to be voted “FOR” approval and adoption of the merger agreement pursuant to the support agreement. In addition, each party to the support agreement has granted an irrevocable proxy to the members of the board of Gladiator to vote their respective shares in accordance with the terms of the support agreement.

Support Agreement

Edward J. Borey, Bradley E. Sparks, Michael R. Hallman, Michael R. Kourey, Richard A. LeFaivre, Steven N. Moore and William J. Schroeder, who collectively own, together with vested in-the-money stock options, approximately 5.8% of WatchGuard’s outstanding common stock as of July 24, 2006, have agreed, pursuant to a support agreement with Gladiator, dated as of July 24, 2006, that they will vote all their shares of WatchGuard common stock “FOR” approval and adoption of the merger agreement and “AGAINST” any other proposal or offer to acquire WatchGuard. The support agreement may not be terminated at any time prior to the effective time of the merger, except upon the termination of the merger agreement. In addition, each party to the support agreement has granted an irrevocable proxy to the members of the board of Gladiator to vote his respective shares in accordance with the terms of the support agreement.

Solicitation of Proxies

All costs of the solicitation of proxies will be borne by WatchGuard. WatchGuard has retained Georgeson Inc. to aid in WatchGuard’s solicitation of proxies and to verify records relating to the solicitations. Georgeson Inc. has also agreed to provide proxy solicitation services with regard to banks, brokers, institutional investors and individual stockholders. WatchGuard anticipates paying Georgeson approximately $10,000 plus certain additional per-contact fees and reasonable out-of-pocket expenses for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or Internet without delay. WatchGuard also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of WatchGuard stock certificates will be mailed to WatchGuard stockholders as soon as practicable after completion of the merger.

THE MERGER

The following discussion describes the proposed merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents referred to for a more complete understanding of the merger.

References to, and descriptions of, the merger, the merger agreement and the terms thereof throughout this proxy statement are qualified in their entirety by reference to the merger agreement included as Annex A to this proxy statement. The merger agreement is incorporated into this proxy statement where such references and descriptions appear. You are strongly encouraged to read the merger agreement in its entirety.

The Companies

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 500

Seattle, Washington 98104

Telephone: (206) 521-8340

WatchGuard, a Delaware corporation, is a leading provider of network security solutions designed to protect small-to medium-sized enterprises that use the Internet for e-commerce and secure communications. WatchGuard maintains its headquarters in Seattle, Washington. Additional information regarding WatchGuard is contained in WatchGuard’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 62.

Gladiator Corporation

c/o Francisco Partners

2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

Telephone: (650) 233-2900

Gladiator, a Delaware corporation, is a privately held company currently owned by affiliates of Francisco Partners. Gladiator was formed solely for the purposes of entering into the merger agreement with WatchGuard and completing the merger, and has not conducted any business operations. Gladiator and a Francisco Partners affiliate have entered into a letter agreement with Vector Capital pursuant to which Vector Capital and its affiliates have agreed to participate in the equity funding of Gladiator immediately prior to the closing of the merger and have also agreed to vote their shares of WatchGuard common stock in favor of the merger, in each case subject to the terms and conditions set forth in the letter agreement. According to its most recent Schedule 13D filed with the Securities and Exchange Commission on August 17, 2006, Vector Capital and its affiliates own 3,247,500 shares of WatchGuard common stock, representing 9.3% of the shares outstanding as of the close of business on the record date. A copy of the letter agreement is available as an exhibit to Vector Capital’s Schedule 13D.

Francisco Partners is one of the world’s largest technology-focused private equity funds.

Warrior Merger Sub, Inc.

c/o Francisco Partners

2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

Telephone: (650) 233-2900

Warrior, a Delaware corporation and a wholly owned subsidiary of Gladiator, was formed solely for the purposes of entering into the merger agreement with WatchGuard and completing the merger, and has not conducted any business operations.

Background of the Merger

WatchGuard’s management and board of directors have over the last several years regularly reviewed and assessed business trends, competitive factors and market conditions affecting WatchGuard, the small- to medium-sized enterprise network security solutions sector and the network security industry generally. In particular, WatchGuard’s management and board have focused on WatchGuard’s ability to compete successfully as an independent company in the network security industry in light of recent trends in the Internet security industry, including continuing consolidation, both within the industry and through the acquisition of Internet security companies by networking or infrastructure companies, demand for Internet security offerings to include new functionality such as networking and infrastructure management and competitive pressure from new entrants into WatchGuard’s core small- to medium-sized enterprise market, both from competitors previously focused on the large enterprise market and competitors previously focused on the small office/home office market.

In the third quarter of 2004, WatchGuard began to develop and implement a comprehensive two-year strategic reorganization plan to achieve long-term revenue growth and profitability and to enhance its competitive position in the network security solutions market. This strategic plan, developed by WatchGuard’s management and board, consisted principally of consolidating demand fulfillment and customer service operations, integrating WatchGuard’s networking and security engineering teams and increasing investments in engineering and marketing communications and channel marketing operations. WatchGuard’s management and board believed that each element of this strategic plan would be critical to WatchGuard’s ability to complete the convergence of its disparate hardware and software technology platforms and its realigned product portfolio, grow and compete in the consolidating and highly competitive network security solutions market. WatchGuard stated publicly on numerous occasions that, after completion of the two-year strategic plan, which it expected to complete in the first half of 2006, it would evaluate and determine which of three primary longer-term strategic courses would most likely maximize value for its stockholders: (i) remaining an independent, publicly traded company; (ii) becoming a consolidator in the network security industry through acquisitions or other investments; or (iii) being acquired.

In March and April 2005, representatives from Vector Capital contacted representatives of WatchGuard to express general interest in a strategic transaction with WatchGuard. Soon thereafter, representatives of WatchGuard met with representatives of Vector Capital to discuss WatchGuard’s business based on publicly available information.

On May 6, 2005, WatchGuard adopted a stockholder rights plan, pursuant to a rights agreement with Mellon Investor Services LLC, as rights agent. Under the rights agreement, WatchGuard’s board of directors was required to submit a resolution ratifying the continued existence of the rights agreement to WatchGuard stockholders who were not affiliated with management or any member of the board at or prior to its 2006 annual meeting of stockholders, and in no event later than May 5, 2006. The continued effectiveness of the rights agreement was contingent on the ratification by a majority of these stockholders. Without ratification, the rights agreement would expire and the preferred share purchase rights issued under the rights agreement would be terminated immediately after the 2006 annual meeting.

On June 20, 2005, WatchGuard received an unsolicited inquiry from a private investor group (“Group A”) expressing interest in a possible acquisition of WatchGuard in a going-private transaction. On June 23, 2005, members of WatchGuard management had a telephonic meeting with representatives of Group A to discuss the possibility of such a strategic transaction. Group A, however, never presented a proposal regarding a strategic transaction.

On July 22, 2005, WatchGuard’s board of directors held a regularly scheduled meeting at which members of WatchGuard management led a discussion regarding the unsolicited interest expressed by Group A, as well as various other strategic alternatives available to WatchGuard.

During the week of August 15, 2005, WatchGuard received an unsolicited telephone call from a representative of a strategic party (“Company A”) expressing interest in a possible strategic transaction. On August 23, 2005, a member of WatchGuard management met with a representative of Company A to better ascertain and discuss the potential strategic interest of Company A. These discussions, however, did not result in any proposal from Company A at that time. On September 1, 2005, members of WatchGuard management contacted a representative of Company A and indicated that although WatchGuard may be interested in a strategic transaction with Company A, some indication of the economic value to WatchGuard stockholders was necessary in order to continue with discussions regarding a possible transaction.

In order to assist WatchGuard’s management in its long-term strategic planning process and in light of the inquiries by Group A and Company A, during the first half of September 2005, members of WatchGuard management contacted and met with representatives of six investment banking firms, including Wachovia Securities, and requested an assessment from each firm regarding WatchGuard’s strategic options and its current market environment. The predominant recommendation from the various investment banking firms was that WatchGuard was not in a position to become an effective consolidator in the network security industry through acquisitions and other investments and that WatchGuard should investigate its ability to maximize stockholder value through a sale or merger of WatchGuard.

On September 8 and 13, 2005, members of WatchGuard management met with representatives of Wachovia Securities to discuss the possibility of engaging Wachovia Securities to assist in exploring strategic alternatives available to WatchGuard.

After several communications between representatives of WatchGuard and representatives of Company A, on September 16, 2005, members of WatchGuard management continued discussions with a representative of Company A regarding the possibility of a strategic transaction with Company A, but indicated that WatchGuard could not continue discussions without an indication of interest that included an indication of the economic value of such a transaction to WatchGuard stockholders.

On October 6, 2005, WatchGuard received a letter from Company A expressing interest in a strategic transaction in the form of a stock-for-stock transaction, representing an implied price of $5.00 to $5.50 per share of WatchGuard common stock, as of October 5, 2005. Members of WatchGuard management discussed with the representative of Company A the proposal and indicated that members of WatchGuard management would present the proposal to WatchGuard’s board for its consideration and added that Company A’s proposal might be viewed more favorably if it included a cash component.

On October 7, 2005, a representative of Company A sent another letter to WatchGuard to follow up on their discussion on October 6, 2005 regarding the merits of a proposed transaction between WatchGuard and Company A and to indicate that Company A would consider the incorporation of a cash component when formulating a revised proposal.

On October 17, 2005, at WatchGuard’s board of directors’ regularly scheduled meeting, members of WatchGuard management led a discussion regarding the feedback obtained from the analyses prepared by investment banks previously solicited, as well as the discussions with and the proposal by Company A and other strategic alternatives available to WatchGuard. The board again discussed various strategic alternatives designed to enhance WatchGuard stockholder value. WatchGuard’s board concluded that in light of the information and analyses regarding WatchGuard’s various potential strategic alternatives obtained from the investment banks, the fact that no additional proposal had been provided by Company A at that time and other considerations, WatchGuard’s management should continue to maintain a dialogue with Company A and seek a more favorable proposal from it.

On October 27, 2005, members of WatchGuard management and a representative of Company A telephonically discussed the merits of a potential transaction between WatchGuard and Company A. Members of WatchGuard management informed the representative of Company A that WatchGuard remained interested in the possibility of a strategic transaction with Company A.

On November 3, 2005, a representative of Company A requested that meetings between the management of Company A and WatchGuard be held at the parties’ earliest convenience. Throughout November and December 2005, there were several communications regarding a potential meeting between representatives of Company A and WatchGuard. Attempts by WatchGuard, however, to schedule meetings with Company A were unsuccessful.

In early November 2005, WatchGuard received an unsolicited telephone call from a representative of a strategic party (“Company B”) expressing interest in discussing a possible strategic transaction. On November 11, 2005, members of WatchGuard management met with a representative of Company B to discuss a possible strategic transaction with WatchGuard. On November 17, 2005, WatchGuard received by email an indication of interest from Company B regarding a possible strategic transaction without specifying the transaction’s terms.

On November 23, 2005, WatchGuard contacted Wachovia Securities to schedule a meeting to discuss evaluating a possible transaction with Company A and other strategic alternatives available to WatchGuard. On November 30 and December 1, 2005, members of WatchGuard management met with representatives of Wachovia Securities to evaluate such matters. During those meetings, WatchGuard shared a detailed overview of its business and financial information and provided information regarding the other strategic alternatives WatchGuard had been exploring.

At a regularly scheduled meeting on December 1, 2005, WatchGuard’s board again discussed various strategic alternatives designed to enhance WatchGuard stockholder value, including but not limited to the possibility of pursuing a sale or merger of WatchGuard. The board considered the status of WatchGuard’s business, including revenue and earnings performance to date for 2005, expected financial performance for the first half of 2006 and various risks and uncertainties associated with future financial performance and execution of WatchGuard’s general growth strategies. The board received a briefing from representatives of Orrick, Herrington & Sutcliffe LLP, WatchGuard’s outside legal counsel, regarding its fiduciary duties in considering strategic alternatives for maximizing stockholder value, including a potential sale or merger of WatchGuard. Members of WatchGuard management also reviewed the analyses of potential strategic alternatives received from several investment banks to date, including those of Wachovia Securities. At this meeting, WatchGuard’s board directed management to engage Wachovia Securities in connection with its review of strategic alternatives available to WatchGuard. On December 2, 2005, WatchGuard signed an engagement letter to retain Wachovia Securities as its exclusive financial advisor in connection with its review of strategic alternatives.

On December 13, 2005, Company A sent a letter to WatchGuard indicating interest in a potential strategic transaction between WatchGuard and Company A, the consideration to WatchGuard stockholders of which would consist of 50% stock of Company A and 50% cash, representing a value of approximately $4.75 to $5.00 per share of WatchGuard common stock, as of December 13, 2005.

On December 29, 2005, at the direction of WatchGuard’s board, Wachovia Securities began confidentially contacting 17 strategic parties, including network security solutions providers, communication equipment companies and infrastructure software vendors, regarding their potential interest in a strategic transaction involving WatchGuard.

Between January 6 and February 17, 2006, five strategic parties, Company B, Company C, Company D, Company E and Company F each executed a non-disclosure and standstill agreement with WatchGuard to pursue further discussions, after which these strategic parties were provided with a confidential information memorandum and an opportunity to meet with WatchGuard management. Three of these strategic parties (Company B, Company C and Company D) met with members of WatchGuard management and representatives of Wachovia Securities between January 10 and 12, 2006.

On January 18, 2006, Company E contacted representatives of Wachovia Securities to indicate that it did not wish to proceed with further discussions due to the significance of the perceived integration challenge and anticipated dilution to Company E’s earnings per share that could result from such a transaction.

On January 24, 2006, members of WatchGuard management and representatives of Wachovia Securities hosted a teleconference with representatives of Company G, which had not entered into a non-disclosure and standstill agreement, to provide a business overview of WatchGuard based on publicly available information.

On February 7, 2006, at the direction of WatchGuard’s board, Wachovia Securities sent letters to Company B, Company C, Company D, and Company F requesting that preliminary non-binding indications of interest with respect to a potential transaction involving WatchGuard be submitted by February 17, 2006. Separately, Wachovia Securities verbally informed Company G that WatchGuard expected to receive preliminary non-binding indications of interest within the next two weeks.

On February 17, 2006, WatchGuard received two preliminary non-binding indications of interest with respect to a potential transaction involving WatchGuard:

•	Francisco Partners, which has a significant ownership stake in one of the 17 strategic parties contacted, submitted a non-binding and conditional proposal expressing interest in acquiring WatchGuard for cash consideration of between $5.00 and $5.50 per share.

•	Vector Capital sent a non-binding, unsolicited proposal to WatchGuard expressing general interest in acquiring WatchGuard without specified terms.

On February 21, 2006, at a regularly scheduled meeting of WatchGuard’s board of directors, representatives of Wachovia Securities provided the board with a status update regarding discussions with the 17 strategic parties contacted by Wachovia Securities:

•	Nine of the strategic parties contacted by Wachovia Securities declined to further pursue the opportunity, attributing their respective decisions to a combination of the following perceived factors:

•	WatchGuard’s generally weak financial performance and operational fundamentals;

•	a challenging strategic environment with increasing competition from larger and more diversified companies;

•	significant continued work needed to complete and successfully execute upon WatchGuard’s strategic plan;

•	potential product and channel overlap;

•	anticipated significant earnings dilution as a result of such a transaction;

•	a lack of desire to undertake a significant integration effort; and

•	other strategic priorities.

•	Six of the companies contacted by Wachovia Securities, including Company B, Company C, Company D and Company F, while expressing possible continued interest in further evaluating a possible strategic transaction involving WatchGuard, did not submit indications of interest, citing various other priorities and more pressing strategic initiatives.

•	Company G, which had declined to execute a non-disclosure and standstill agreement but requested and held a teleconference with WatchGuard management based solely on publicly available information and which knew of the requested timing for submissions of initial indications of interest, did not submit a bid.

•	As described above, Francisco Partners submitted a non-binding and conditional proposal expressing interest in acquiring WatchGuard for cash consideration of between $5.00 and $5.50 per share.

During the meeting, the board again received a briefing from Orrick regarding its fiduciary duties and other considerations in connection with its evaluation of potential strategic alternatives. After considering the status of the process and the two proposals received to date, WatchGuard’s board determined that WatchGuard management and Wachovia Securities should continue with the process that was underway.

In response to the letter received from Vector Capital dated February 17, 2006, on February 24, 2006, a member of WatchGuard management met with a representative of Vector Capital to discuss more fully the nature and extent of Vector Capital’s possible interest in a strategic transaction involving WatchGuard.

On March 23, 2006, Vector Capital filed a Schedule 13D with the Securities and Exchange Commission, stating that it had acquired 9.4% of WatchGuard’s outstanding common stock and that, among other things, Vector Capital “may continue to seek to encourage the Company to maximize stockholder value through a possible merger, sale of the Company’s assets, consolidation, business combination or a recapitalization or refinancing, which may include a transaction with Vector.”

In the course of WatchGuard’s ongoing review of its strategic alternatives, on March 24, 2006, at the direction of WatchGuard’s board, Wachovia Securities began targeted discussions with 18 selected private equity firms (including Vector Capital and Francisco Partners) and contacted two additional potential strategic parties not previously contacted by Wachovia Securities in connection with the WatchGuard process. In addition, at the direction of the WatchGuard board, Wachovia Securities contacted six of the strategic parties that it had previously approached to re-assess their respective interest in potentially submitting a non-binding indication of interest in a potential combination or sale transaction involving WatchGuard.

As a result of these communications:

•	Twelve of the private equity firms contacted by Wachovia Securities declined to further pursue the opportunity, attributing their respective decisions to a combination of the following perceived factors:

•	a lack of knowledge of the Internet and network security solutions industries; and

•	their focus on investing in growing, profitable companies, typically with a majority of revenues being recurring in nature.

•	Six of the private equity firms contacted by Wachovia Securities executed non-disclosure and standstill agreements with WatchGuard to pursue further discussions, after which these private equity firms were provided with a confidential information memorandum and an opportunity to meet with WatchGuard management.

•	Seven of the eight strategic parties contacted by Wachovia Securities, five of whom Wachovia Securities had previously contacted, declined to further pursue the opportunity, citing various other priorities or more pressing strategic initiatives. One of the strategic parties (“Company H”) contacted by Wachovia Securities executed a non-disclosure and standstill agreement with WatchGuard to pursue further discussions, after which Company H was provided with a confidential information memorandum and an opportunity to meet with WatchGuard management.

•	A total of five parties, including two private equity firms (Fund A and Fund B), Francisco Partners, Vector Capital and Company H subsequently held meetings with WatchGuard management and conducted due diligence reviews of WatchGuard.

Additionally, at the direction of WatchGuard’s board, following March 24, 2006, members of WatchGuard management contacted a representative of Company A regarding Company A’s continuing interest in a possible strategic transaction involving WatchGuard. The representative of Company A declined to further pursue the opportunity citing Company A’s lack of desire to participate in a competitive process.

On April 5, 2006, members of WatchGuard management, together with representatives of Wachovia Securities and Orrick, began a review of management presentation materials and preparation for management presentations. Also at that time, members of WatchGuard management began to gather and prepare, and representatives of Wachovia Securities and Orrick subsequently began a review of, information to be made available through a data room in connection with the due diligence process. Beginning April 10, 2006, a data room containing business, financial and legal due diligence materials was made available to those parties that had entered into non-disclosure and standstill agreements with WatchGuard and were continuing their evaluations in order to conduct their due diligence review. The data room was made available to any active participant in the process from April 10, 2006 through the signing of the merger agreement with Francisco Partners.

On April 19, 2006, representatives of Fund A met with members of WatchGuard management.

On April 24, 2006, representatives of Vector Capital met with members of WatchGuard management. Additionally on April 24, 2006, WatchGuard issued a press release indicating that it had retained Wachovia Securities as its financial advisor in connection with WatchGuard’s exploration of strategic alternatives.

On April 26, 2006, at a regularly scheduled meeting of the WatchGuard board, representatives of Wachovia Securities provided the board with an update regarding the status of discussions with strategic and private equity parties with respect to possible strategic transactions involving WatchGuard.

During the weeks after the announcement of WatchGuard’s engagement of Wachovia Securities, Wachovia Securities was contacted on an unsolicited basis by five private equity firms (Fund C, Fund D, Fund E, Fund F and Fund G), each stating that it had seen the public announcement and was possibly interested in potentially exploring a strategic transaction involving WatchGuard. Following discussions with representatives of Wachovia Securities, Fund C and Fund D each executed a non-disclosure and standstill agreement with WatchGuard and received the confidential information memorandum. After reviewing the confidential information memorandum, Fund D declined to further evaluate a potential strategic transaction involving WatchGuard, citing the size of the perceived investment required to catalyze new growth. In addition to receiving the confidential information memorandum, Fund C met with WatchGuard management. Each of Fund E, Fund F and Fund G did not pursue the opportunity beyond the respective follow-up conversations with representatives of Wachovia Securities in response to their respective initial unsolicited contacts.

On April 27, 2006, representatives of Fund B met with members of WatchGuard management.

On May 4, 2006, at WatchGuard’s annual meeting of stockholders, WatchGuard stockholders did not approve its stockholder rights plan. As a result of this stockholder vote, immediately after the annual meeting, the rights agreement expired and the preferred share purchase rights issued thereunder terminated.

Between May 9 and May 12, 2006, members of WatchGuard management met with representatives of each of Vector Capital, Fund C and Francisco Partners.

On May 12, 2006, at the direction and on behalf of WatchGuard’s board, Wachovia Securities sent letters to the five parties that continued to express interest in a potential strategic transaction involving WatchGuard (Fund A, Fund B, Fund C, Francisco Partners and Vector Capital) requesting that written non-binding indications of interest with respect to a potential strategic transaction involving WatchGuard be submitted by May 22, 2006. Between May 12 and May 22, 2006, members of WatchGuard management, together with representatives of Wachovia Securities, independently met in person or by teleconference with representatives of Fund A, Fund B and Company H.

In response to the request for written non-binding indications of interest:

•	Fund A, Fund B and Fund C, which had met with WatchGuard management, declined to continue discussions, citing the size of the perceived investment required to catalyze revenue growth or valuation as among the reasons to terminate discussions.

•	On May 22, 2006, Francisco Partners submitted a revised non-binding and conditional indication of interest to acquire WatchGuard for cash consideration of $5.00 per share.

•	On May 23, 2006, Vector Capital submitted a verbal, preliminary, non-binding and conditional indication of interest, and on May 26, 2006 submitted a written non-binding and conditional indication of interest, to acquire WatchGuard for cash consideration of $5.10 per share. Vector Capital’s May 26, 2006 written non-binding and conditional indication of interest was attached as an exhibit to an amendment dated May 31, 2006 to Vector Capital’s previously filed Schedule 13D.

•	One strategic party, Company H, did not submit a written indication of interest, but verbally expressed its continued interest in pursuing an acquisition of WatchGuard without specified terms.

On May 30, 2006, at a regularly scheduled meeting of WatchGuard’s board of directors, representatives of Wachovia Securities provided an update to the board with respect to the on-going process and reviewed possible next steps. Representatives of Wachovia Securities also reviewed preliminary financial analyses of WatchGuard as an independent public company. Wachovia Securities and Orrick discussed with the board the challenges of remaining a stand-alone public company, including the potential for an attempted hostile take-over of WatchGuard, particularly in light of the termination of WatchGuard’s stockholder rights plan.

On May 30 and 31, 2006, at the direction of WatchGuard’s board, representatives of Wachovia Securities contacted Francisco Partners and Vector Capital independently and informed them that the WatchGuard board of directors had invited them to continue to proceed with their due diligence review of WatchGuard and requested that they each submit their final proposal, together with any comments on a draft merger agreement that they would receive with respect to a transaction involving WatchGuard, no later than June 23, 2006. At the direction of WatchGuard’s board, during the week of May 29, 2006, Orrick sent a draft merger agreement to each of Francisco Partners and Vector Capital.

On June 7, 2006, members of WatchGuard management again contacted a representative of Company A regarding Company A’s interest in a potential transaction with WatchGuard. The representative of Company A indicated that Company A had no interest in pursuing the opportunity due to a lack of desire to participate in a competitive process.

On June 13, 15 and 16, 2006, representatives of Vector Capital and Vector Capital’s advisors met with members of WatchGuard management and representatives of Wachovia Securities at WatchGuard’s offices in Seattle, Washington to discuss additional financial, technology, product, legal and accounting due diligence items. On June 14, 2006, Vector Capital met with Annuity Systems, a consultant to WatchGuard, as part of its due diligence review of WatchGuard. During this time, Vector Capital was also provided direct access to various members of WatchGuard management. During the second half of June, representatives of Vector Capital held multiple teleconferences and email exchanges with members of WatchGuard management to obtain detailed due diligence and assistance from WatchGuard in conducting their analysis of WatchGuard.

On June 14, 2006, representatives of Francisco Partners met with members of WatchGuard management and representatives of Wachovia Securities at the offices of Orrick in Seattle, Washington to conduct additional business due diligence on WatchGuard.

On June 21, 2006, representatives of Company H met with members of WatchGuard management and representatives of Wachovia Securities at the offices of Orrick in Seattle, Washington to conduct additional business and technology due diligence on WatchGuard.

On June 22, 2006, Francisco Partners met with Annuity Systems, a consultant to WatchGuard, as part of its due diligence review of WatchGuard.

On June 26, 2006, a representative of Company H contacted representatives of Wachovia Securities to state that it had determined not to further pursue its evaluation of a potential strategic transaction involving WatchGuard, citing significant perceived operational challenges, the size of a potential transaction, other strategic priorities and timing.

On June 26, 2006, Francisco Partners submitted a revised written non-binding and conditional proposal to acquire WatchGuard for cash consideration of $4.60 per share, as well as the draft merger agreement that it had previously received from Orrick, marked-up to reflect Francisco Partners’ suggested changes to the merger agreement. Also on June 26, 2006, Vector Capital submitted a revised written non-binding and conditional proposal to acquire WatchGuard for cash consideration of $4.65 per share, as well as a memorandum that referenced comments on the draft merger agreement that it had previously received from Orrick. Vector Capital’s June 26, 2006 revised written non-binding and conditional indication of interest was attached as an exhibit to an amendment dated June 28, 2006 to Vector Capital’s previously filed Schedule 13D.

On June 28, 2006, WatchGuard’s board held a telephonic meeting during the course of which Wachovia Securities provided an update on the process and reviewed its updated preliminary financial analyses of WatchGuard as a stand-alone public company. In the meeting, Orrick reviewed with the board its fiduciary duties and other considerations in connection with its consideration of potential strategic alternatives.

On June 30, 2006, WatchGuard held a telephonic board meeting during which WatchGuard management reviewed WatchGuard’s current business and financial results, as well as the transaction terms currently proposed by interested parties and possible next steps. Wachovia Securities provided an update on the process to date and also reviewed its preliminary financial analysis of WatchGuard as an independent publicly traded company. The WatchGuard board discussed with WatchGuard management and representatives of Wachovia Securities the risk that bid prices of interested parties may continue to decline, and that interested parties may attempt to continue to delay reaching a binding agreement. Following the review provided by WatchGuard management, the financial analyses presented by Wachovia Securities and its private discussions and deliberations with respect to, among other things, the continuing trends in WatchGuard’s operations and financial performance, the significant time and effort being committed by members of WatchGuard management to the on-going process, and the board’s assessment of the potential value to WatchGuard stockholders of various strategic alternatives other than the possible sale of WatchGuard, including the possibility of continuing to operate WatchGuard as an independent, publicly traded company pursuing a growth strategy, WatchGuard’s board instructed Wachovia Securities to communicate to each of Francisco Partners and Vector Capital that it would consider a sale of WatchGuard for consideration equal to $5.00 per share or greater in value to an acquiror that could complete its work and execute a definitive agreement by July 14, 2006. The board acknowledged that the current proposals did not meet these criteria and did not rule out accepting a proposal on different terms.

On June 30, 2006, at the direction of WatchGuard’s board of directors, representatives of Wachovia Securities, together with members of WatchGuard management, contacted each of Francisco Partners and Vector Capital to convey that WatchGuard’s board of directors would consider a sale of WatchGuard for consideration equal to $5.00 per share or greater in value to an acquiror that could complete its work and execute a definitive agreement by July 14, 2006.

On July 2, 2006, Francisco Partners acknowledged the foregoing conditions and agreed to proceed toward a definitive agreement.

During the weeks of July 3, 2006 and July 10, 2006, Francisco Partners, Davis Polk & Wardwell, legal counsel to Francisco Partners, and Deloitte & Touche, Francisco Partners’ independent accountants, conducted business, financial and legal due diligence during visits to WatchGuard’s data room and teleconferences with members of WatchGuard management. Deloitte & Touche also held discussions with Ernst & Young LLP, WatchGuard’s independent accountants.

On July 7, 2006, representatives of Vector Capital contacted representatives of Wachovia Securities and stated that Vector Capital would not proceed at a price of $5.00 per share or greater and expressed an inability to complete its work in the provided timeframe.

Between July 10 and 17, 2006, Wachovia Securities coordinated teleconferences between representatives of Francisco Partners and eight of WatchGuard’s value-added resellers.

On July 12, 2006, representatives of Francisco Partners met with members of WatchGuard management to conduct additional business due diligence.

On July 13, 2006, a representative of Francisco Partners contacted Wachovia Securities to state that it could not provide a final offer by July 14, 2006 and requested more time to provide a definitive proposal.

On July 13, 2006, WatchGuard held a telephonic board meeting to discuss the status of negotiations with Francisco Partners, including the request by Francisco Partners to extend the deadline for submission of a definitive proposal. After consideration of the process to date, the indications of interest received from other parties, the parties that had declined to participate further, and the current status of the negotiations with Francisco Partners, the board directed WatchGuard management to extend the deadline for the submission of a definitive proposal until July 18, 2006 and directed representatives of Wachovia Securities to communicate the extension to Francisco Partners.

On July 17, 2006, a representative of Vector Capital contacted Wachovia Securities to inquire about the status of a possible transaction involving WatchGuard. Wachovia Securities responded that there was no update beyond the information conveyed to Vector Capital by members of WatchGuard management and representatives of Wachovia Securities on June 30, 2006.

On July 18, 2006, Francisco Partners submitted a revised written proposal to acquire all of the outstanding shares of common stock of WatchGuard for cash consideration of $4.25 per share. Francisco Partners’ revised written proposal stated, among other things, that it would expire if not accepted by 12:01 p.m. on July 21, 2006.

In the evening of July 18, 2006, WatchGuard’s board held a telephonic meeting to discuss Francisco Partners’ revised written proposal. Representatives of Wachovia Securities reviewed in summary the terms of Francisco Partners’ revised written proposal and representatives of Orrick reviewed in summary the draft merger agreement provided by Francisco Partners, along with its revised written proposal. Following deliberations, the board determined to reconvene on July 19, 2006 to further consider Francisco Partners’ revised written proposal and draft merger agreement, as well as other possible alternatives.

On July 19, 2006, WatchGuard’s board held a telephonic meeting, in which Wachovia Securities reviewed the process to date, including Francisco Partners’ revised written proposal. In addition, Wachovia Securities reviewed its preliminary financial analysis of WatchGuard as an independent public company. The WatchGuard board then privately discussed and deliberated upon the status of the process, including Francisco Partners’ indication of interest, which included a proposed price of $4.25 and a closing condition requiring that holders of not more than 10% of WatchGuard common stock exercise their appraisal rights, Vector Capital’s possible interest in a transaction at a price below $5.00 per share, and the lack of indications of interest received from other parties, as well as the board’s assessment of the potential value to WatchGuard stockholders of various strategic alternatives other than the possible sale of WatchGuard, including but not limited to the possibility of continuing to operate WatchGuard as an independent, publicly traded company.

After consideration of the aforementioned items, the WatchGuard board directed WatchGuard management, representatives of Wachovia Securities and Orrick to seek, with respect to Francisco Partners’ revised written proposal dated July 18, 2006: an increase in the proposed cash consideration of $4.25 per share; the removal of or an increase to the proposed threshold of the appraisal rights closing condition; and an extension of the proposal’s expiration date and to otherwise proceed with negotiations of the principal open issues in the draft merger agreement with Francisco Partners and Davis Polk & Wardwell. The board also determined that WatchGuard management should attempt to reengage negotiations with Vector Capital to determine whether it was willing to make an offer higher than the $4.25 per share proposed by Francisco Partners, and to provide Vector Capital reasonable access to WatchGuard management and additional due diligence materials, provided that such steps should not place the Francisco Partners’ proposal at risk.

On July 19, 2006, at the direction of WatchGuard’s board, representatives of Wachovia Securities contacted Francisco Partners to discuss the key terms of its July 18, 2006 proposal and revised merger agreement. During the next several days and through July 24, 2006, Wachovia Securities held discussions with Francisco Partners regarding its proposal in an effort to achieve the improvements to Francisco Partners’ revised written proposal dated July 18, 2006 sought by the WatchGuard board. Throughout this time period, Orrick discussed and negotiated the merger agreement and related documents with Davis Polk & Wardwell.

On July 20, 2006, a representative of Vector Capital contacted a member of WatchGuard management expressing continued interest in acquiring WatchGuard. Also on July 20, 2006, at the direction of WatchGuard’s board of directors, representatives of Wachovia Securities contacted Vector Capital to inform them that WatchGuard may pursue a transaction for consideration equal to or less than $5.00 per share and that, while WatchGuard had not yet executed a definitive transaction, a transaction could be definitively agreed to as soon as the next few days thereafter. At the direction of WatchGuard’s board, representatives of Wachovia Securities invited Vector Capital to submit at the earliest possible time a revised written proposal to acquire WatchGuard, as well as a draft merger agreement reflecting the terms on which Vector Capital would be prepared to consummate an acquisition of WatchGuard. Also during this call, Wachovia Securities encouraged Vector Capital to promptly identify any additional due diligence items that it would need to review before finalizing its offer.

Representatives of Vector Capital contacted Wachovia Securities later in the evening of July 20, 2006 and stated that Vector Capital would proceed in the process. At that time, Vector Capital submitted a supplemental due diligence request list. Later that evening, Orrick sent Vector Capital a draft merger agreement reflecting the terms that WatchGuard’s board of directors would find acceptable.

On July 21, 2006, members of WatchGuard management and representatives of Wachovia Securities held a teleconference with representatives of Vector Capital to discuss WatchGuard’s preliminary second quarter financial results, detailed responses to select due diligence requests and access to the WatchGuard data room. In addition, representatives of Wachovia Securities facilitated teleconferences between representatives of Vector Capital and three of WatchGuard’s value-added resellers. At the end of the day on July 21, 2006, Wachovia Securities provided Vector Capital with a detailed summary of WatchGuard’s responses to Vector Capital’s request list, indicating that all business due diligence requests made by Vector Capital on or before July 20, 2006 had been either answered to the best of WatchGuard’s ability or identified as unable to be answered in a reasonable timeframe.

On July 21, 2006, members of WatchGuard management and representatives of Wachovia Securities held a teleconference with representatives of Francisco Partners to discuss the status of the process, the principal open issues regarding the merger agreement and whether Francisco Partners was prepared to respond to the WatchGuard board’s requests following the July 19, 2006 board meeting. In that conversation, representatives of Francisco Partners indicated their view that final negotiations on the merger agreement could be completed relatively quickly, but that Francisco Partners was not yet in a position to respond to WatchGuard’s proposal due to the fact that certain representatives of Francisco Partners whose participation was needed in any such decisions were unavailable. As a result, representatives of Francisco Partners verbally indicated that Francisco Partners would extend the deadline for the expiration of its revised written proposal to acquire WatchGuard until 5:00 p.m., July 23, 2006. Later in the evening of July 21, 2006, Francisco Partners sent a letter addressed to the WatchGuard board, accompanied by a draft merger agreement reflecting the terms on which Francisco Partners was prepared to consummate an acquisition of WatchGuard, that confirmed the extension of the expiration of its revised written proposal dated July 18, 2006 until 5:00 p.m. on July 23, 2006 and increased the threshold of the proposed appraisal rights closing condition to 15%.

During the evening of July 21, 2006, WatchGuard’s board held a telephonic meeting during which members of WatchGuard management and representatives of Wachovia Securities and of Orrick reviewed the status of the ongoing discussions with Francisco Partners and Davis Polk & Wardwell regarding an increase in the proposed per share cash consideration, the removal of or increase to the threshold for a condition to the proposed transaction with respect to a percentage of WatchGuard stockholders seeking appraisal rights, and Francisco Partners’ willingness to extend the expiration date of its revised written proposal. After consideration of the process to date, Vector Capital’s possible but undetermined interest in a transaction but failure to submit a definitive proposal, the lack of indications of interest expressed by any other parties and the current status of the negotiations with Francisco Partners, the WatchGuard board directed representatives of Wachovia Securities and Orrick to continue with negotiations with Francisco Partners and Davis Polk & Wardwell of the principal open issues in Francisco Partners’ revised written proposal and the draft merger agreement.

On July 22, 2006, Orrick sent to O’Melveny & Myers, legal counsel to Vector Capital, a detailed response to Vectors Capital’s supplemental legal due diligence request.

On July 23, 2006, members of WatchGuard management and representatives of Wachovia Securities again held a teleconference with representatives of Francisco Partners to discuss the status of negotiations and WatchGuard’s response to Francisco Partners’ revised written proposal provided on July 18, 2006. In that conversation, Francisco Partners indicated that it was not willing to increase its proposed price but that it was willing to continue to negotiate a higher threshold for the appraisal rights closing condition. Representatives of Francisco Partners also indicated that while they believed negotiations on the merger agreement and related documents could be completed quickly, additional time would be required to resolve the remaining open issues in the merger agreement. As a result, Francisco Partners sent an email extending the expiration date of its indication of interest until 5:00 p.m. on July 25, 2006 and communicated verbally to representatives of Wachovia Securities that they could not be certain that the current offer would remain available beyond that date.

On July 23, 2006, WatchGuard’s board held a telephonic meeting during which the board discussed the status of negotiations with Francisco Partners, including its response to WatchGuard’s proposal, the continued failure of Vector Capital to submit a definitive proposal to acquire WatchGuard and the possibility of further erosion of possible transaction value in economic or other terms. Representatives of Wachovia Securities reviewed the status of its communications with Vector Capital, including the additional due diligence access provided, Vector Capital’s continued failure to submit a definitive proposal, and Vector Capital’s continued requests for additional time to evaluate a potential transaction despite guidance by Wachovia Securities that a definitive agreement could be entered into with another party at a price below $5.00 at any time. Additionally, Orrick reviewed the terms of Francisco Partners’ proposal, including the proposed appraisal rights condition and the role a stockholder rights plan may play in protecting WatchGuard in the event a definitive agreement is reached but a transaction is not consummated. After consideration of these and other factors, the WatchGuard board then directed representatives of Wachovia Securities and Orrick to proceed with negotiation of the remaining open issues in the merger agreement with Francisco Partners and their counsel over the next 24 hours and to attempt to improve upon the terms currently proposed by Francisco Partners, but that such negotiations should be undertaken as expeditiously as possible in order to minimize the risk that the Francisco Partners’ proposal would decline or be withdrawn.

Throughout July 23 and 24, 2006, negotiation of open issues in the merger agreement continued among representatives of WatchGuard management, Francisco Partners, Davis Polk & Wardwell, Wachovia Securities and Orrick.

During the afternoon of July 24, 2006, WatchGuard’s board held a telephonic meeting during which WatchGuard management reviewed the status of final negotiations with Francisco Partners, as well as the status of communications with and failure to submit a definitive proposal to acquire WatchGuard by Vector Capital.

During the evening of July 24, 2006, WatchGuard’s board held a telephonic meeting during which Wachovia Securities reviewed its financial analysis of WatchGuard as an independent public company, the principal financial terms of the proposed acquisition of WatchGuard by Francisco Partners, and verbally rendered to the WatchGuard board its opinion, subsequently confirmed in writing, that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken in such opinion, Wachovia Securities’ experience as investment bankers and other factors it deemed relevant, the merger consideration to be received by holders of shares of WatchGuard common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. In addition, representatives of Orrick reviewed the terms of the negotiated merger agreement with the board, in particular the terms regarding the conditions to closing, the condition that holders of no more than 15% of WatchGuard common stock exercise appraisal rights under Delaware law, and the termination fee. The WatchGuard board unanimously approved the merger, declared it advisable and in the best interests of WatchGuard and its stockholders and approved the execution and delivery of the merger agreement.

Later during the evening of July 24, 2006, following the conclusion of the WatchGuard board meeting, Vector Capital sent an email to representatives of Wachovia Securities and WatchGuard management stating its intention to provide by July 27, 2006 a revised proposal to acquire WatchGuard. In its email, Vector Capital did not provide a proposed offer price but stated that it expected its anticipated future proposal to provide a “substantial premium” to WatchGuard’s then-current share price of $3.73.

Later that evening, Francisco Partners delivered its equity commitment letter to Gladiator, Gladiator, Warrior and WatchGuard executed the merger agreement and certain members of WatchGuard management and its board of directors entered into support agreements with Gladiator.

On July 25, 2006, before market open, WatchGuard announced that it had executed a definitive agreement to be acquired by Francisco Partners for cash consideration of $4.25 per share of WatchGuard common stock, or approximately $151 million in total.

On August 16, 2006, Gladiator and a Francisco Partners’ affiliate entered into a letter agreement with Vector Capital III, L.P., an affiliate of Vector Capital, pursuant to which Vector Capital and its affiliates have agreed to participate in the equity funding of Gladiator immediately prior to the closing of the merger and have also agreed to vote their shares of WatchGuard common stock in favor of the merger, in each case subject to the terms and conditions set forth in the letter agreement. According to its most recent Schedule 13D filed with the SEC on August 17, 2006, Vector Capital and its affiliates own 3,247,500 shares of WatchGuard common stock, representing 9.3% of the shares outstanding as of the close of business on the record date.

Reasons for the Merger

In the course of reaching its decision to approve and adopt the merger and the merger agreement and to recommend that WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement, WatchGuard’s board of directors consulted with senior management, legal counsel and its financial advisor, reviewed a significant amount of information and considered a number of favorable factors, including the following:

•	Merger Consideration. The board considered the $4.25 per share cash consideration that WatchGuard stockholders will receive if the merger is consummated, as compared to the uncertain but possibly greater long-term value to WatchGuard stockholders that might be realized if WatchGuard remained independent and successfully pursued its growth strategy. The board considered the fact that the consideration to be received by WatchGuard stockholders in the merger pursuant to the merger agreement is all cash, which provides certainty of value and may facilitate a speedier and more certain consummation of the merger than would consideration involving securities. In evaluating the purchase price, the board considered the following analyses:

•	The board considered the fact that the $4.25 per share to be paid as the consideration for the common stock in the merger represents a 16.4% premium over the closing sale price of WatchGuard common stock on The NASDAQ Global Market on July 21, 2006 (the last trading day prior to the board’s approval of the merger) and a 6.0% premium over the average closing price over the 30-day period ending on July 21, 2006. In evaluating the size of the premium over recent trading prices, the board noted that multiple public announcements regarding a possible transaction had previously been made by WatchGuard and by Vector Capital. These announcements may have had the effect of inflating the trading prices of WatchGuard common stock, which in turn diminished the size of the resulting premium over recent trading prices.

•

The board considered the fact that the aggregate $150.7 million to be paid as the consideration for the common stock in the merger represents a 43.6% premium over the implied enterprise value of WatchGuard as of July 21, 2006 and a 13.9% premium over the average implied enterprise value of WatchGuard over the 30-day period ending on July 21, 2006. After deducting WatchGuard’s cash balance of approximately $75.4 million, which represented roughly half of the total implied value of the transaction, WatchGuard’s implied enterprise value at the time of signing was approximately $52.5 million. The board considered the fact that a purchaser would not typically pay a premium on cash.

•	Review of Prospects in Remaining Independent. The board considered the alternatives to the merger, namely the possibility of continuing to operate WatchGuard as an independent public company. The board also considered the perceived risks and uncertainties of this alternative, the range of possible values to the WatchGuard stockholders arising from this alternative and the timing and uncertainty of successfully accomplishing any meaningful growth and profitability. The board’s assessment was that pursuit of a growth strategy as an independent company was not reasonably likely to create greater value for the WatchGuard stockholders than the merger. In considering the alternative of pursuing growth as an independent company, the board considered the following factors:

•	trends in the Internet security industry, including continuing consolidation, requirements for Internet security offerings to include new functionality such as networking and infrastructure management and competitive pressure from new entrants into WatchGuard’s core small- to medium-sized enterprise market, both from competitors previously focused on the large enterprise market and competitors previously focused on the small office/home office market;

•	WatchGuard’s recent quarterly financial performance and uncertainty regarding its ability to grow revenue in the near term, as well as WatchGuard’s historical inability to achieve and maintain profitability;

•	the belief by the board that significant expense cuts would be necessary to achieve profitability and the risks and uncertainties associated with undertaking such expense cuts;

•	the uncertainty whether WatchGuard would be able to successfully complete, on acceptable terms and in an acceptable timeframe, strategic acquisitions necessary to achieve growth in the consolidating Internet security industry;

•	increasing difficulties experienced by WatchGuard in retaining key employees, as evidenced by recent departures of multiple senior-level employees, and the risk of additional employee departures;

•	the belief by the board that WatchGuard would need the protection of a stockholder rights plan and the fact that WatchGuard’s stockholders did not approve a previously proposed plan;

•	the uncertainty in the customer marketplace created by the two public proposals announced by Vector Capital and the perceived effect of this uncertainty on customer buying decisions and sales opportunities;

•	the uncertainty among WatchGuard employees created by the two public proposals announced by Vector Capital and the perceived effect of this uncertainty on employee morale and retention; and

•	the significant investments in research and development required to permit WatchGuard’s technology to continue to keep pace with the rapidly-changing Internet security market and to continue to close feature and function gaps with products offered by competitors.

•

Extensive Process.    The board considered WatchGuard’s strategic alternatives during an extensive process conducted over the nearly eight-month period prior to the signing of the merger agreement. The process involved WatchGuard’s financial advisor contacting more than 17 companies and 17 private equity firms to solicit indications of interest in a possible strategic transaction with WatchGuard, and included a public announcement that WatchGuard was considering strategic alternatives. The board considered the fact that, despite the public announcement and the contacts made by WatchGuard’s financial advisor with potentially interested parties, only four strategic buyers and four private equity firms (in addition to Francisco Partners) pursued significant discussions with WatchGuard. All of the potential strategic buyers declined to pursue an acquisition of WatchGuard and all of the private equity firms other than Francisco Partners and Vector Capital declined to pursue an acquisition of WatchGuard. The board further considered that there was no assurance as to when or whether another favorable opportunity to sell WatchGuard would arise.

•	WatchGuard Common Stock Trading History and Market Conditions. The board considered then-current financial market conditions, and historical market prices, volatility and trading information with respect to shares of WatchGuard common stock, as well as the continued erosion in the price of WatchGuard common stock prior to the filing of an initial Schedule 13D by Vector Capital, notwithstanding WatchGuard’s publicly discussed actions to implement a growth strategy. See “MARKET PRICE AND DIVIDEND DATA” for WatchGuard stock prices over the past two years.

•	Uncertainty Regarding Execution of a Definitive Agreement with Other Potential Interested Parties. The board considered the status and history of discussions with Vector Capital, the only other active process participant at the time the merger agreement with Gladiator was approved, including:

•	the absence of any binding commitment or firm proposal from Vector Capital after months of discussions and due diligence;

•	the public statements by Vector Capital announcing a proposed transaction at a stated price, followed by continued due diligence efforts and subsequent reductions in the proposed price;

•	the uncertainty whether delay caused by further discussions with Vector Capital would jeopardize the firm proposal WatchGuard had in hand from Francisco; and

•	the uncertainty whether a definitive agreement could be reached with Vector Capital at a price higher than $4.25 per share, particularly if Francisco Partners, the only other bidder in the process, terminated discussions with WatchGuard.

•	Fairness Opinion. The board considered the financial presentation of Wachovia Securities and the opinion of Wachovia, dated July 24, 2006, that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, Wachovia Securities’ experience as investment bankers and other factors Wachovia Securities deemed relevant, the merger consideration to be received by holders of shares of WatchGuard common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “THE MERGER—Opinion of WatchGuard’s Financial Advisor” on page 35.

•	Likelihood and Timing of Closing. The board considered the likelihood that the proposed acquisition would be consummated on a timely basis, in light of:

•	the relatively limited nature of the closing conditions included in the merger agreement;

•	the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved and adopted by the Company’s stockholders;

•	the experience, reputation and financial capabilities of Francisco Partners; and

•	the equity financing commitment letter received by WatchGuard from Francisco Partners to finance the purchase price for the transaction.

•	Terms of the Merger Agreement. The board considered the terms and conditions of the merger agreement, including:

•	the limited conditions to Francisco Partners’ obligation to complete the merger, including the absence of a financing condition;

•	the ability of the WatchGuard board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party, and upon the payment to Francisco Partners of the termination fee of no more than $6.0 million, to terminate the merger agreement and accept a superior competing proposal;

•	the belief of the WatchGuard board of directors that the termination fee of $6.0 million is within the range of reasonable termination fees provided for in comparable transactions and is not a significant deterrent to possible competing offers;

•	the definition of “material adverse effect”; and

•	the limited ability of Francisco Partners to terminate the merger agreement.

In the course of its deliberations, the WatchGuard board of directors also considered a variety of risks and negative factors, including:

•	Risks of Announcement and Consummation. The board considered the risks and contingencies related to the announcement of the merger, including WatchGuard’s ability to retain key personnel, and to maintain WatchGuard’s relationships with commercial partners and third parties. The board also considered the conditions to Gladiator’s obligation to complete the merger and the right of Gladiator to terminate the merger agreement under certain circumstances. The board considered the risks and costs to WatchGuard if the merger is not consummated, including the diversion of management and employee attention, employee attrition and the effect on business relationships.

•	Review of Prospects in Remaining Independent. The board considered the fact that, if the merger is consummated, WatchGuard will no longer exist as an independent public company and that WatchGuard stockholders will not be able to participate in any potential future increase in WatchGuard’s value or in any potential synergies resulting from the merger, which consideration included:

•	the fact that, although efforts initiated two years ago to restructure WatchGuard and position it for sustainable growth and profitability were taking longer than expected, WatchGuard appeared to be making good progress toward completing its stated goals and had a detailed plan to complete the process within the year;

•	the perceived value of WatchGuard’s recently-introduced hardware platforms and operating system software as a potential engine for future growth; and

•	the prospect that the network security market would continue to experience significant growth and WatchGuard would have the opportunity to participate in that growth.

•	Low Premium over Longer Trading History. The board considered the fact that the $4.25 per share purchase price is 5.6% less than the average closing price over the three-month period ending on July 21, 2006, 4.3% less than the average closing price over the six-month period ending on July 21, 2006 and only 1.0% more than the average closing price over the one-year period ending on July 21, 2006.

•	Vector Capital Final Proposal. The board considered that Vector Capital had not yet either made a final proposal or terminated discussions and that the announcement of the transaction with Gladiator could discourage Vector Capital from making a competing proposal.

•	Termination Fee and Other Alternative Acquirors. The board considered the possibility that the $6.0 million termination fee payable to Gladiator under certain circumstances might discourage a competing proposal to acquire WatchGuard, whether from Vector Capital or another third party, or reduce the price of any such proposal.

•	Interests of Directors and Officers. The board considered the interests that certain of WatchGuard’s directors and executive officers have with respect to the merger in addition to their interests as WatchGuard stockholders generally, as described in “THE MERGER—Interests of WatchGuard Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by the board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, the WatchGuard board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, WatchGuard and its stockholders. The board of directors unanimously declared the merger agreement and the merger advisable and recommends, that the WatchGuard stockholders vote “FOR” approval and adoption of the merger agreement.

Opinion of WatchGuard’s Financial Advisor

WatchGuard’s board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with the transactions contemplated by the merger agreement. WatchGuard’s board of directors selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of WatchGuard that, as of the date of the written fairness opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, Wachovia Securities’ experience as investment bankers and other factors deemed relevant, the merger consideration to be received by holders of shares of WatchGuard common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Wachovia Securities, dated July 24, 2006, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex B to, and is incorporated by reference in, this document. Wachovia Securities provided its opinion to the WatchGuard board of directors to assist the board in evaluating the merger consideration to be received by holders of WatchGuard common stock. Wachovia Securities’ opinion does not address the relative merits of the Merger contemplated by the merger agreement compared with other business strategies that may have been considered by WatchGuard’s management or its board of directors. Nor does Wachovia Securities’ opinion address the merits of the underlying decision by WatchGuard to enter into the merger agreement. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of WatchGuard common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the financial terms of the merger agreement;

•	Reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K for WatchGuard for the two years ended December 31, 2005;

•	Reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q for WatchGuard;

•	Reviewed certain business, financial and other information regarding WatchGuard, including historical financial performance and the trends in WatchGuard’s results of operations reflected therein and WatchGuard’s financial forecasts, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by management of WatchGuard, and discussed the business and prospects of WatchGuard, including the risks and uncertainties of WatchGuard achieving its financial forecasts, with WatchGuard’s management;

•	Participated in discussions and negotiations among representatives of WatchGuard and Gladiator and their legal advisors;

•	Reviewed the reported price and trading activity for WatchGuard common shares;

•	Considered certain financial data for WatchGuard and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial, economic and market criteria that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, and Wachovia Securities did not assume any responsibility for any independent verification of such information. With respect to WatchGuard’s financial forecasts, Wachovia Securities assumed that such forecasts were reasonably prepared and reflected the best currently available estimates and judgments of WatchGuard’s management as to the anticipated future financial performance of WatchGuard. Wachovia Securities assumes no responsibility for such forecasts or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not make and was not provided with any evaluations or appraisals of the assets or liabilities of WatchGuard, including any contingent liabilities.

In rendering its opinion, Wachovia Securities assumed that the merger contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the merger in any way meaningful to Wachovia Securities’ analysis.

Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date thereof. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion does not address the relative merits of the merger contemplated by the merger agreement compared with other business strategies that may have been considered by WatchGuard’s management or WatchGuard’s board of directors. Nor does Wachovia Securities’ opinion address the merits of the underlying decision by WatchGuard to enter into the merger agreement.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to WatchGuard’s board of directors on July 24, 2006 in connection with Wachovia Securities’ fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities’ analyses and opinion.

Present Value of Future Stock Prices Analysis.    Wachovia Securities performed an illustrative present value of future stock prices analysis on WatchGuard common stock using Wall Street research consensus estimates as of July 24, 2006 and WatchGuard management’s financial projections as of July 24, 2006. Wachovia Securities estimated a range of implied hypothetical future per share values for WatchGuard common stock based on WatchGuard’s projected revenue for 2007 per Wall Street research consensus estimates as of July 24, 2006 and WatchGuard management as of July 24, 2006. Wachovia Securities applied enterprise value to revenue multiples ranging from 0.5x to 1.5x and then discounted the implied hypothetical future stock prices by 1 year at a discount rate of 11%. The per share calculations for WatchGuard were based on the total of WatchGuard’s common shares outstanding per management as of June 30, 2006, plus management’s estimate of shares to be issued on July 14, 2006 pursuant to WatchGuard’s Employee Stock Purchase Plan, plus the treasury method common share equivalent of WatchGuard’s options outstanding per management as of July 21, 2006, as well as the closing price of WatchGuard’s common stock on July 21, 2006. The following table presents the results of this analysis:

Implied Per Share Value
Wall Street research consensus estimates as of July 24, 2006	$2.98 – $5.05
WatchGuard management estimates as of July 24, 2006	$3.05 – $5.26

Equity Research Analysts’ Price Targets.    Wachovia Securities reviewed and analyzed future public market trading price targets for WatchGuard common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of WatchGuard common stock. The range of undiscounted analyst per share price targets for WatchGuard was $2.50 to $5.50. Wachovia Securities noted that consideration per share to be received by holders of WatchGuard common stock pursuant to the merger agreement was $4.25 and that two of the five disclosed price targets were below $4.25. Wachovia Securities further noted that two of the five disclosed price targets were below the trading price of WatchGuard common stock of $3.65 as of the market close on July 21, 2006.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for WatchGuard common stock and these estimates are subject to uncertainties, including the future financial performance of WatchGuard and future financial market conditions.

Selected Transactions Analysis.    For reference purposes, using publicly available information and analysis prepared by Wachovia Securities, Wachovia Securities examined selected comparable technology merger and acquisition transactions announced between January 1, 2004 and July 21, 2006 with values between $100 million and $500 million where the target was a publicly traded entity. The selected transactions were:

Acquiror	Target
Gores Group & Tennenbaum Partners	Enterasys Networks
Symantec	BindView
HP	Peregrine Systems
BEA Systems	Plumtree Software
Zhone Technologies	Paradyne Networks
Sun Microsystems	Seebeyond Technology
McDATA Corp	Computer Network Technology
Cisco Systems	NetSolve
HP	Novadigm

Wachovia Securities calculated for each of the selected transactions and for the proposed merger transaction of WatchGuard the following statistics: the transaction value (defined as target equity market capitalization (including premium) at announcement of transaction plus debt minus cash) to latest twelve months, or LTM, revenue multiple, the transaction value to next twelve months, or NTM, revenue multiple and the equity purchase price to NTM net income multiple.

The following table presents the summary results of this analysis:

Multiple	WatchGuard		Median Selected Transactions
Transaction value to LTM	1.0	x	1.7	x
Transaction value to NTM revenue	1.0	x	1.3	x
Equity purchase price to NTM net income multiple	123.6	x	42.1	x

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between WatchGuard’s businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect WatchGuard’s acquisition value and those of such acquired companies.

Premiums Paid Analysis.    Based on publicly available information, Wachovia Securities compared the $4.25 per share of WatchGuard common stock to be paid pursuant to the merger agreement to the median premiums paid in the 408 and 171 merger and acquisition transactions involving publicly traded U.S. companies, with transaction values between $100 million and $300 million, announced since January 1, 2001 and January 1, 2004, respectively. Wachovia Securities compared the premiums as of one day, one week, one month, three months and six months prior to the announcement date of each transaction.

The following table presents the results of this analysis:

Premium	WatchGuard*	Selected 408 U.S. Transactions $100 Million- $300 Million since January 1, 2001 Median	Selected 171 U.S. Transactions $100 Million- $300 Million since January 1, 2004 Median
One day prior to announcement	16.4%	23.3%	19.8%
One week prior to announcement	14.6%	25.9%	20.4%
One month prior to announcement	(7.2%)	29.3%	23.1%
Three months prior to announcement	(16.3%)	34.0%	27.5%
Six months prior to announcement	4.2%	38.6%	35.2%

*	WatchGuard premium calculated using offer price of $4.25 per share and July 21, 2006 WatchGuard closing share price of $3.65.

No company included in the premiums paid analysis is identical to WatchGuard, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and WatchGuard.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond WatchGuard’s control. No company, transaction or business used in the analyses described above is identical to WatchGuard or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of WatchGuard common stock, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its oral opinion, which was subsequently confirmed in writing, dated July 24, 2006, to the WatchGuard board of directors. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which WatchGuard common stock might actually trade. The consideration to be paid to holders of shares of WatchGuard common stock in the merger agreement was determined through negotiations between members of Francisco Partners’ and WatchGuard’s senior management teams and their respective advisors, and was unanimously approved by the WatchGuard board of directors. Wachovia Securities did not recommend any specific consideration to the WatchGuard board or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion was one of the many factors taken into consideration by the WatchGuard board of directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the WatchGuard board of directors with respect to the value of WatchGuard common stock or of whether the board would have been willing to agree to a different form of consideration.

Wachovia Securities, a trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm and a subsidiary and affiliate of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In connection with unrelated matters, Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) in the past have provided advisory services to WatchGuard, including serving as financial advisor to WatchGuard’s board of directors with respect to WatchGuard’s financial evaluation and implementation of a proposed stockholders’ rights plan in May 2005. In connection with unrelated matters, Wachovia Securities and its affiliates have in the past provided financing services and financial advice for affiliates of Francisco Partners. In addition, Wachovia Securities may provide similar or other such services to, and maintain relationships with, WatchGuard, Francisco Partners and certain affiliates of Francisco Partners in the future. Additionally, in the ordinary course of its business, Wachovia Securities may trade in the securities of WatchGuard and certain affiliates of Gladiator for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to a letter agreement, Wachovia Securities has been engaged to render certain financial advisory services to the WatchGuard board of directors in connection with the transactions contemplated by the merger agreement and will receive a fee for such services which is payable upon consummation of the merger. Wachovia Securities also received a fee on delivery of its opinion and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, WatchGuard has agreed to reimburse Wachovia Securities’ expenses and indemnify Wachovia Securities against certain liabilities arising out of its engagement.

Gladiator’s Financing

Gladiator has an equity commitment from Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Pursuant to such commitment, Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. have jointly agreed to contribute cash to Gladiator at such times and in such amount as are necessary for Gladiator to pay all remaining aggregate merger consideration in excess of the $60 million to be contributed by WatchGuard under the merger agreement. The obligations of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. under the commitment are subject to (i) satisfaction or waiver by Gladiator of the conditions to Gladiator’s performance under the merger agreement described under “THE MERGER AGREEMENT—Conditions to the Completion of the Merger” and (ii) consummation of the closing of the merger. Pursuant to the letter agreement, Vector Capital and its affiliates have agreed to participate in the equity funding of Gladiator immediately prior to the closing of the merger.

Interests of WatchGuard Directors and Management in the Merger

In considering the recommendation of the WatchGuard board of directors in favor of the merger, stockholders of WatchGuard should be aware that members of the WatchGuard board of directors and officers of WatchGuard have interests in the merger that are different from, or in addition to, the interests of stockholders of WatchGuard generally. Such interests relate to or arise from, among other things:

•

directors and employees (including officers) with options to acquire WatchGuard common stock will have these options fully accelerated as a result of the merger and all their options to acquire WatchGuard common stock will be cancelled at the time of the merger, with directors and employees

(including officers) having options with an exercise price less than $4.25 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.25 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	all shares of restricted stock that have previously been issued to officers and directors will become fully vested and any repurchase option shall lapse, subject to applicable withholding taxes, as a result of the merger and will be cancelled in exchange for $4.25 cash per share, as with other shares of common stock;

•	in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger, they are entitled to the severance benefits described below; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of WatchGuard and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the effective time of the merger.

Each of the above is described below in further detail.

Indemnification and Insurance.    The merger agreement provides that WatchGuard, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of WatchGuard to the fullest extent permitted by applicable law or WatchGuard’s certificate of incorporation, subject to any limitation imposed from time to time under applicable law for acts or omissions occurring at or prior to the effective time of the merger, and that Gladiator will guarantee these obligations of the surviving corporation.

In addition, the merger agreement requires Gladiator to cause the surviving corporation of the merger to maintain in effect for the benefit of WatchGuard’s directors and officers, for an aggregate period of not less than six years following the effective date of the merger, an insurance and indemnification policy that is substantially equivalent to, and on terms with respect to coverage that is in the aggregate no less favorable than, WatchGuard’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, covering the period prior to the closing of the merger, provided that the total premium cost of such insurance does not exceed 200% of the last annual premiums paid prior to the date of the merger agreement.

Stock Options and Restricted Stock.    For a summary of the treatment of outstanding WatchGuard stock options and restricted stock in the merger, including the amounts held by WatchGuard’s directors and executive officers, see “THE MERGER—Effect on Awards Outstanding Under WatchGuard Stock Plans” on page 48.

Executive Officer Employment Contracts.    Mr. Borey and Mr. Sparks are parties to employment agreements with WatchGuard that provide for severance and certain benefits upon a change of control of WatchGuard.

Pursuant to a change in control severance agreement between WatchGuard and Mr. Borey, if Mr. Borey is terminated within 18 months following a change in control of WatchGuard (including the proposed merger) without Cause (as defined in the change in control agreement) or if Mr. Borey terminates his employment for “Good Reason” (as defined in the change in control agreement), he will be entitled to receive 200% of his annual base salary and the accrued amount (based on the numbers of calendar days he was employed by WatchGuard during such year) of 100% of his target bonus upon his termination, and all of his unvested options will become fully vested and exercisable. (For example, if Mr. Borey’s employment was terminated as described above on the record date and a change in control had occurred within 18 months before such date, based on his current salary and target bonus, his cash severance payment would be approximately $1,090,849.) Such amount will be paid in one lump sum not later than seven business days after WatchGuard’s receipt of an executed copy of a severance agreement that includes a release of claims and a covenant not to sue. In addition, Mr. Borey will continue to receive all applicable benefits under WatchGuard’s standard benefits plans currently available to other senior executives, for a period not to exceed 12 months following the effective date of WatchGuard’s receipt of his release and, if Mr. Borey elects continued group medical insurance coverage pursuant to COBRA, WatchGuard will be required to reimburse him for the applicable premiums for himself and his eligible dependents for the first 12 months of such coverage, up to a maximum of $10,000. Mr. Borey is also entitled to a tax restoration payment if his severance payments and benefits related to a change in control would result in an excise tax as a result of these payments exceeding the limitations imposed by Section 280G of the Internal Revenue Code of 1986, as amended. This tax restoration payment is designed such that Mr. Borey will receive the same after-tax amount as if the excise tax had not been imposed. Pursuant to a letter agreement between WatchGuard and Mr. Borey, if Mr. Borey is terminated without “Cause” (as defined in the letter agreement) or if Mr. Borey terminates his employment for “Good Reason” (as defined in the letter agreement) before a change in control or more than 18 months after a change in control, WatchGuard will be required to pay severance to Mr. Borey equal to 200% of his then-current annualized base salary, paid out on a pro rata basis over WatchGuard’s regular payroll schedule over the year following the effective date of such termination and other benefits similar to those described above under his change of control severance agreement.

Pursuant to a change in control severance agreement between WatchGuard and Mr. Sparks, if Mr. Sparks is terminated within 18 months following a change in control of WatchGuard (including the proposed merger) without “Cause” (as defined in WatchGuard’s 1996 Stock Incentive Compensation Plan) or if Mr. Sparks terminates his employment for “Good Reason” (as defined in WatchGuard’s 1996 Stock Incentive Compensation Plan), he will be entitled to receive 100% of his annual base salary. (For example, if Mr. Sparks’ employment was terminated as described above on the record date, and a change in control had occurred within 18 months before such date, based on his current salary and target bonus, his cash severance payment would be approximately $230,000.) Such amount will be paid in one lump sum not later than seven business days after WatchGuard’s receipt of an executed copy of a severance agreement that includes a release of claims and a covenant not to sue.

Payment of any severance benefits to Mr. Borey or Mr. Sparks may be delayed to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, for six months following a qualifying termination of employment.

Appraisal Rights

The following is a brief summary of the material provisions of Section 262 of the Delaware General Corporation Law, which we refer to in this proxy statement as Section 262. Section 262 sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. The discussion of the provisions set forth below is not a complete summary regarding a stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. WatchGuard stockholders intending to exercise appraisal rights should carefully review Annex C. Stockholders electing to exercise appraisal rights must comply precisely with the provisions of Section 262, set forth in Annex C. WatchGuard will require strict compliance with the statutory procedures. Failure to follow precisely all of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting stockholders of WatchGuard who follow the procedures specified in Section 262 within the appropriate time periods will be entitled to have their shares of WatchGuard stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash in lieu of the applicable per-share cash amount that such stockholder would receive pursuant to the merger agreement. The “fair value” of dissenters’ shares is determined by the Chancery Court. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal with respect to such shares and must continuously hold such shares through the effective time of the merger.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to holders of WatchGuard capital stock concerning the availability of appraisal rights under Section 262.

If you elect to demand appraisal of your shares, you must satisfy both of the following conditions:

•	You must deliver to WatchGuard a written demand for appraisal of your shares before the vote with respect to the merger is taken at the special meeting on [ ], 2006. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement. Voting against or failing to vote for approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Note, however, that failure to vote against the merger will not constitute a waiver of your appraisal rights.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of WatchGuard’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of WatchGuard common stock.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

If you hold your shares of WatchGuard capital stock in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights you may have. A beneficial owner who does not also hold the shares of record may not make appraisal demands directly to WatchGuard. In such cases, the beneficial owner must have the registered owner submit the required demand in respect of those shares.

A WatchGuard stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to WatchGuard at its address at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, Attention: General Counsel. The written demand for appraisal must be received before the taking of the vote at the special meeting and should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its WatchGuard stock. Within 10 days after the effective time of the merger, WatchGuard must provide notice of the effective time of the merger to all of its stockholders who have properly and timely made a demand for appraisal and have not voted for adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any WatchGuard stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of WatchGuard stock.

Within 120 days after the effective time of the merger (but not thereafter), any WatchGuard stockholder who has satisfied the requirements of Section 262 may deliver to WatchGuard a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. WatchGuard, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by WatchGuard and 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either WatchGuard or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his, her or its shares of WatchGuard common stock. WatchGuard has no obligation and no present intention to file such a petition if demand for appraisal is made. Accordingly, the failure of a WatchGuard stockholder to file such a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger could nullify the holder’s previously written demand for appraisal.

Upon the filing of any petition by a WatchGuard stockholder in accordance with Section 262, service of a copy must be made upon WatchGuard, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by WatchGuard. If a petition is filed by WatchGuard, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to WatchGuard and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by WatchGuard. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

WatchGuard stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and imposed upon the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “THE MERGER—Material United States Federal Income Tax Consequences of the Merger” on page 46. WatchGuard stockholders who are considering exercising appraisal rights should consult with their own tax advisors with regard to the tax consequences of such actions.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its WatchGuard stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time. Failure by any WatchGuard stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of his or her appraisal rights.

In light of the complexity of Section 262, WatchGuard stockholders who may wish to dissent from the merger and exercise their appraisal rights should consult their legal advisors.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Warrior, a wholly owned subsidiary of Gladiator, will merge with and into WatchGuard. The merger agreement provides that WatchGuard will survive the merger as a successor to Warrior and a wholly owned subsidiary of Gladiator; provided, however, the merger agreement permits Gladiator to elect to change the structure or method of effecting the combination of Warrior with WatchGuard so long as no such change:

•	alters or changes the amount or kind of consideration to be issued to WatchGuard’s stockholders under the merger agreement;

•	adversely affects the tax treatment to WatchGuard’s stockholders as a result of receiving the merger consideration;

•	impedes or delays the consummation of the transactions contemplated by the merger agreement; or

•	otherwise adversely affects WatchGuard’s stockholders.

Merger Consideration

If the merger is completed, stockholders of WatchGuard will receive an amount in cash, without interest, equal to $4.25 for each share of common stock held.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a WatchGuard stockholder. WatchGuard stockholders will receive the merger consideration after exchanging their WatchGuard stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to WatchGuard stockholders shortly after completion of the merger.

Prior to the closing, WatchGuard will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated and cancelled as a result of the merger, with holders of options with an exercise price less than $4.25 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.25 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option.

All shares of restricted stock which have previously been issued to officers and directors will become fully vested and any repurchase option shall lapse as a result of the merger, and such individuals will receive a cash amount, without interest, equal to $4.25 for each such share, subject to applicable withholding taxes.

Prior to the closing, all outstanding purchase rights under WatchGuard’s 2000 Stock Option Plan, Amended and Restated 1996 Stock Incentive Compensation Plan and RapidStream, Inc. 1998 Stock Option Plan will be exercised, and shares of WatchGuard common stock will be issued, in accordance with the terms of the plans. The plans will be terminated at the effective time of the merger.

As of the effective time of the merger, all shares of WatchGuard stock will automatically be canceled and will cease to exist, and each holder of any shares of WatchGuard stock will cease to have any rights as a stockholder, and will have only the right to receive the applicable per share cash amount. Any shares held by WatchGuard will be canceled at the effective time of the merger and cease to exist and no payment or distribution shall be made with respect thereto. The per share cash amount was determined through arm’s-length negotiations between Gladiator and WatchGuard.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of WatchGuard stock into the right to receive the per share cash consideration will occur automatically at the effective time of the merger. Mellon Investor Services LLC will serve as the paying agent that will make payment of the merger consideration in exchange for certificates representing shares of WatchGuard common stock. Gladiator will deposit or cause to be deposited sufficient cash with the paying agent after the effective time of the merger in order to permit the payment of the merger consideration. The paying agent will send a transmittal letter to each former WatchGuard stockholder as soon as practicable after the effective time of the merger. Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, and any other customary documentation required by the paying agent, the holder of a certificate shall be entitled to receive from the paying agent the applicable per share cash amount for each share of WatchGuard common stock represented by such certificate, less any applicable withholding taxes. The transmittal letter will contain instructions for obtaining cash in exchange for such shares of WatchGuard common stock. WatchGuard stockholders should NOT return stock certificates with the enclosed proxy.

In the event of a transfer of ownership of WatchGuard stock that is not registered in the records of WatchGuard’s transfer agent, the cash consideration for shares of WatchGuard stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or accompanied by appropriate stock powers or otherwise is in proper form for transfer; and

•	the certificate is accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

If any WatchGuard stock certificates have been lost, stolen or destroyed, the holder will be entitled to obtain the merger consideration after such holder (a) makes an affidavit of that fact and (b) at the discretion of Gladiator or the surviving corporation, (i) posts a bond in an amount that Gladiator or the surviving corporation deems sufficient or (ii) executes and delivers an indemnity agreement, in each case as indemnity against any claim that may be made against the surviving corporation or Gladiator with respect to such lost, stolen or destroyed certificate.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of WatchGuard stock.

Effective Time of the Merger

The merger agreement provides that WatchGuard will complete the merger no later than the second business day following the satisfaction or waiver of all conditions to the completion of the merger. Unless terminated prior to effectiveness under the circumstances previously described, the merger will become effective upon the filing of the certificate of merger with the Secretary of State of the state of Delaware or such later time as is agreed upon by Gladiator and WatchGuard and specified in the certificate of merger. WatchGuard currently expects to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval and adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust laws. WatchGuard cannot specify when, or assure you that, Gladiator or WatchGuard will satisfy or waive all conditions to the merger.

Delisting and Deregistration of WatchGuard Common Stock

If the merger is completed, WatchGuard common stock will be delisted from The NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of WatchGuard stock whose shares of WatchGuard stock are converted into the right to receive cash in the merger. The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to WatchGuard stock held as capital assets, and does not address the tax consequences that may be relevant to holders of WatchGuard stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, United States holders (as defined below) whose functional currency is not the U.S. dollar, or holders who hold WatchGuard stock through pass-through entities, as part of a hedge, straddle or conversion transaction, holders deemed to sell WatchGuard stock under the constructive sale provisions of the Internal Revenue Code, or who acquired WatchGuard stock pursuant to the exercise of employee stock options or otherwise as compensation. For purposes of this summary, a United States holder means a beneficial owner of WatchGuard stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of WatchGuard stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term non-United States holder refers to any beneficial owner of WatchGuard stock other than a United States holder. The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of WatchGuard stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders.    The receipt of cash by a United States holder for WatchGuard stock pursuant to the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder who receives the merger consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the WatchGuard stock converted to cash in the merger and the amount of cash received therefor (except with respect to the portion of the payment treated as interest, as described below). Gain or loss will be calculated separately for each block of WatchGuard stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the WatchGuard stock has been held for more than one year as of the effective time of the merger. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains. A portion of the amount paid to a United States holder who receives cash pursuant to the proper exercise of appraisal rights may be treated as interest income taxable as ordinary income for United States federal income tax purposes. A United States holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the calculation of interest income, if any, and gain or loss in the merger.

Cash consideration received by a noncorporate United States holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

Non-United States Holders.    The receipt of cash by a non-United States holder for WatchGuard stock pursuant to the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of appraisal rights) generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder, subject to an applicable treaty providing otherwise or (iii) the cash is received pursuant to the proper exercise of appraisal rights and is treated as interest income for United States federal income tax purposes (see “—United States Holders” above). A non-United States holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the possibility that United States federal withholding tax will be imposed with respect to amounts treated as interest income.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-United States holder for WatchGuard stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service, or IRS. To avoid backup withholding, a tendering non-United States holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Matters

United States Antitrust.    Under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated until premerger notifications are filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice and a waiting period has been observed. On [            ], 2006, Gladiator and WatchGuard each filed the required notification and report forms pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Gladiator or WatchGuard.

Foreign Antitrust.    WatchGuard is not aware of any waiting period or consent required under any applicable foreign antitrust laws.

WatchGuard can provide no assurance that a challenge to the merger on U.S. or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General.    It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. WatchGuard can provide no assurance that Gladiator or WatchGuard will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Gladiator after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Gladiator and WatchGuard and referred to in this proxy statement or on terms that will be satisfactory to Gladiator and WatchGuard. See “THE MERGER AGREEMENT—Conditions to the Completion of the Merger” on page 49.

Effect on Awards Outstanding Under WatchGuard Stock Plans

Stock Options.    Prior to the closing, WatchGuard will cause each stock option that is outstanding immediately prior to the effective time of the merger to become fully accelerated and exercisable as of the effective time of the merger as a result of the merger. At the effective time of the merger, all stock options that have not been exercised will be cancelled, with holders of options with an exercise price less than $4.25 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.25 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option. The aggregate cash payment will be subject to any and all applicable withholding taxes.

At the effective time of the merger, outstanding options with exercise prices at or above $4.25 per share will be cancelled and terminated, and no payment will be made for them.

The following table sets forth the number of options to purchase WatchGuard common stock held as of August 7, 2006, the record date, by each individual who is a current director or executive officer of WatchGuard. The table below does not include vested or unvested options with an exercise price equal to or in excess of $4.25, as no cash payment will be made with respect to such options.

Name	Unvested Options	Weighted Average Exercise Price	Vested Options	Weighted Average Exercise Price	Resulting Consideration
Edward J. Borey	450,000	$3.435	450,000	$3.435	$733,000
Bradley E. Sparks	206,250	3.420	93,750	3.420	249,000
Michael R. Hallman	0	—	10,000	3.760	4,900
Michael R. Kourey	0	—	10,000	3.760	4,900
Richard A. LeFaivre	0	—	10,000	3.760	4,900
Steven N. Moore	0	—	10,000	3.760	4,900
William J. Schroeder	0	—	10,000	3.760	4,900

In addition, Mr. Borey, Mr. Sparks, Mr. Hallman, Mr. Kourey, Dr. LeFaivre, Mr. Moore and Mr. Schroeder hold 3,333, 3,333, 5,208, 2,208, 2,875, 5,208 and 5,208 unvested shares of common stock subject to awards of restricted stock, respectively, which at the effective time of the merger will accelerate and become fully vested immediately prior to the effective date and any repurchase option shall lapse.

Employee Stock Purchase Plan.    Prior to the effective time of the merger, WatchGuard will take all actions necessary pursuant to the terms of its 1998 Employee Stock Purchase Plan to (a) shorten each currently ongoing purchase and offering period under such plan that extends beyond the effective time of the merger, such that a new purchase date for each such current offering will occur prior to the effective time of the merger and shares of WatchGuard common stock will be purchased by the participants in the employee stock purchase plans prior to the effective time of the merger, and (b) preclude the commencement of any new purchase or offering period after the date of the merger agreement. WatchGuard will take all actions necessary so that the employee stock purchase plan will terminate immediately prior to the earlier of (i) the effective time of the merger and (ii) the date upon which the employee stock purchase plan terminates by its term.

Effect on WatchGuard’s Benefit Plans

Gladiator has agreed to cause the surviving corporation to honor all accrued obligations and benefits under WatchGuard’s employee benefit plans and any employment or severance agreements between WatchGuard and any of WatchGuard’s current or former employees. In addition, such employees will receive credit for past service with WatchGuard for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under Gladiator’s employee benefit plans. Finally, the merger agreement provides that none of the foregoing provisions prevents the surviving corporation from amending or terminating any of WatchGuard’s employee benefit plans in accordance with their terms and that the surviving corporation will have complete discretion over hiring and firing its employees.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. Stockholders should read the merger agreement carefully.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about WatchGuard without consideration to the entirety of public disclosure by WatchGuard as set forth in all of its public reports with the Securities and Exchange Commission. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships and allocate risks between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to consummate the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. WatchGuard will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the merger agreement, and will update such disclosure as required by federal securities laws.

Conditions to Completion of the Merger

Gladiator and WatchGuard are obligated to complete the merger only if they satisfy or, in some cases, waive a number of conditions, including the following:

•	approval and adoption of the merger agreement by WatchGuard stockholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	the absence of any action or proceeding by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•	other than the filing of a certificate of merger with the Secretary of State of the state of Delaware, all consents, approvals and authorizations of any governmental entity required to consummate the merger shall have been obtained; and

•	the applicable waiting periods under the Hart-Scott-Rodino Act, or other applicable pre-clearance requirement of any foreign competition law, shall have expired or been terminated.

In addition, WatchGuard’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Gladiator in the merger agreement (i) that are qualified by materiality or Gladiator material adverse effect are true and correct and (ii) that are not qualified by materiality or Gladiator material adverse effect are true and correct in all material respects; and

•	the performance by Gladiator in all material respects of its obligations under the merger agreement.

In addition, Gladiator’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of WatchGuard in the merger agreement (i) that are qualified by materiality or WatchGuard material adverse effect are true and correct, and (ii) that are not qualified by materiality or WatchGuard material adverse effect are true and correct in all material respects;

•	the performance by WatchGuard in all material respects of its obligations under the merger agreement;

•	Gladiator has received a certificate from WatchGuard meeting the requirements of certain U.S. Treasury regulations to the effect that WatchGuard is not a U.S. real property holding company;

•	less than 15% of WatchGuard’s outstanding common stock is held by any holder or holders who are entitled to and properly demand appraisal of such shares pursuant to, and who comply with, the applicable provisions of Delaware law, unless this condition has been waived by Gladiator;

•	the absence of any instituted or pending action or proceeding by any governmental entity (i) seeking to restrain or prohibit Gladiator’s, Warrior’s or any of Gladiator’s other affiliates’ (A) ability to exercise full rights of ownership of WatchGuard’s common stock, or (B) ownership or operation of all or any material portion of the business or assets of WatchGuard and its subsidiaries, taken as a whole, or (ii) seeking to compel Gladiator or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of WatchGuard and its subsidiaries; and

•	WatchGuard must have deposited $60 million in unrestricted cash on hand with the paying agent for the merger transaction for the purpose of paying a portion of the merger consideration.

Under the merger agreement, a material adverse effect with respect to WatchGuard is any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together, is or is reasonably likely to:

•	be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of WatchGuard;

•	prevent or materially delay the performance by WatchGuard of any of its obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement and related documentation; provided, however, that none of the following occurring after the signing of the merger agreement, taken alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect with respect to WatchGuard:

•	any change in WatchGuard’s stock price or trading volume, in and of itself;

•	any failure by WatchGuard to meet third-party published revenue or earnings projections, in and of itself;

•	any effect that results from changes affecting the Internet security industry or the computer hardware and software industries generally or the U.S. economy generally, or any effect that results from changes affecting general worldwide economic or capital market conditions, in each case except to the extent such changes disproportionately affect WatchGuard and its subsidiaries,

•	any effect resulting from compliance with the terms and conditions of the merger agreement;

•	any effect caused by an impact on WatchGuard’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the merger; or

•	any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.

Under the merger agreement, a material adverse effect with respect to Gladiator is any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together, is or would be reasonably likely to prevent or materially delay the performance by Gladiator of any of its material obligations under the merger agreement or the consummation of the merger and related transactions.

WatchGuard can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Limitation on Consideration of Competing Proposals

Unless and until the merger agreement is terminated, WatchGuard shall not, and shall not authorize or permit its affiliates, officers, directors, employees, advisors or other representatives to:

•	continue any existing discussions, negotiations or communications with any parties conducted prior to the date of the merger agreement with respect to any competing transaction;

•	solicit, initiate, facilitate or intentionally encourage the submission of any competing transaction;

•	participate in any discussions or negotiations regarding, or furnish to any third party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction; or

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of WatchGuard or any of its subsidiaries.

If, however, prior to obtaining the required vote of its stockholders to approve and adopt the merger agreement (i) WatchGuard has otherwise complied with the prohibitions described above, (ii) a third party has proposed a competing transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by WatchGuard or any affiliate or representative of WatchGuard, and (iii) the WatchGuard board of directors reasonably determines in good faith that such unsolicited proposal for a competing transaction constitutes or would reasonably be expected to lead to a superior competing transaction, then, to the extent required by the fiduciary obligations of the WatchGuard board of directors, as determined in good faith by a majority thereof after consulting with WatchGuard’s outside counsel, WatchGuard may, subject to WatchGuard’s providing prior written notice to Gladiator of its decision to take such action and compliance by WatchGuard with the terms of the merger agreement, furnish information with respect to WatchGuard to, and participate in direct or indirect discussions and negotiations with, such third party, subject to a confidentiality agreement not less favorable to WatchGuard than WatchGuard’s confidentiality agreement with Gladiator.

WatchGuard is also required to notify Gladiator of:

•	any competing transaction, or any offer, proposal or inquiry that could reasonably be expected to lead to a competing transaction, or any request for information relating to WatchGuard or any of its subsidiaries or for access to the properties, offices, books, records, officers, directors or employees of WatchGuard or any subsidiaries by a third party that may be considering a competing transaction;

•	the terms and conditions of such competing transaction (including a copy of any written proposal); and

•	the identity of the person or group making the offer, proposal or inquiry for any such competing transaction within 24 hours following receipt by WatchGuard or its representative of such competing transaction, offer, proposal or inquiry.

WatchGuard is also required to keep Gladiator fully informed, on a current basis, of the status and details of any such competing transaction, offer, proposal, inquiry or request.

Prior to receiving the approval of the merger from WatchGuard’s stockholders and in response to a superior competing transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by WatchGuard or any affiliate or representative of WatchGuard in breach of the terms of the merger agreement, the WatchGuard board of directors may, if it determines in good faith (after consulting with WatchGuard’s outside legal counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable laws:

•	modify, or propose or resolve to modify, in a manner adverse to Gladiator or Warrior, its approvals and recommendations of the merger; or

•	terminate the merger agreement in order to enter into a binding written acquisition agreement for a superior competing transaction; provided, however, that WatchGuard is not permitted to terminate the merger agreement unless:

•	it has complied with the notice procedures described above; and

•	it has made the payments described under “THE MERGER AGREEMENT—Termination Fee”; provided, further, that, in the case of any such termination by WatchGuard, (i) WatchGuard notifies Gladiator, in writing and at least three business days prior to such termination, promptly of its intention to terminate the merger agreement and to enter into a binding written acquisition agreement for a superior competing transaction, and (ii) Gladiator does not make, within three business days of receipt of such written notification, an offer that is at least as favorable to WatchGuard’s stockholders as such superior competing transaction.

Under the merger agreement, a “competing transaction” is any proposal or offer, whether in writing or otherwise, from any third party:

•	to acquire beneficial ownership of all or more than (i) 20% of the consolidated assets of WatchGuard and its subsidiaries or (ii) or 20% or more of any class of equity securities of WatchGuard or any of its subsidiaries whose assets constitute more than 20% of the consolidated assets of WatchGuard;

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving WatchGuard or a subsidiary described in clause (ii) of the paragraph above; or

•	any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Gladiator of the merger transaction.

A “superior competing transaction” under the merger agreement is a bona fide, unsolicited written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of WatchGuard’s capital stock then outstanding on terms that its board of directors determines in good faith (after consulting with WatchGuard’s outside legal counsel and its financial advisor) are more favorable from a financial point of view to WatchGuard’s stockholders than the merger and the other transactions contemplated by the merger agreement, and is reasonably capable of being consummated.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval and adoption of the merger agreement by WatchGuard stockholders:

•	by the mutual written consent of Gladiator and WatchGuard;

•	by either WatchGuard or Gladiator if:

•	any court or governmental entity issues a final, nonappealable order or takes any other action permanently enjoining, restraining or otherwise preventing the merger or any of the other transactions contemplated by the merger agreement or agreements related to the merger agreement; provided, however, that the party seeking to terminate for this reason has used all commercially reasonable efforts to remove such order or to reverse such action;

•	WatchGuard stockholders’ approval and adoption of the merger agreement is not obtained at a duly held special meeting;

•	the merger is not completed by December 31, 2006 (other than because of a breach of the merger agreement caused by the party seeking termination); or

•	the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger and (i) fails to cure its breach by December 31, 2006, (ii) the breach is not reasonably capable of being cured prior to December 31, 2006 or (iii) the breaching party does not initiate and sustain commercially reasonable efforts to cure the breach within 10 business days following receipt by the breaching party of written notice of such breach;

•	by WatchGuard, in order to enter into a binding written acquisition agreement relating to a superior competing transaction, if WatchGuard has complied with its obligations described under “THE MERGER AGREEMENT—Limitation on Consideration of Competing Proposals,” as they pertain to such superior competing transactions, and WatchGuard has paid the termination fees and expenses described under “THE MERGER AGREEMENT—Termination Fee”; provided, however, that WatchGuard notifies Gladiator, in writing at least three business days prior to such termination, of its intention to terminate the merger agreement and to enter into a binding written acquisition agreement for a superior competing transaction, attaching the most current version of such agreement, and Gladiator goes not make, within three business days of receipt of such written notification, an offer that is at least as favorable to WatchGuard;

•	by Gladiator if:

•	(i) WatchGuard’s board of directors withdraws or adversely modifies its approval or recommendation of the merger and the merger agreement, (ii) WatchGuard’s board of directors recommends to WatchGuard’s stockholders the approval or acceptance of a competing transaction, (iii) WatchGuard enters into, or publicly announces its intention to enter into, an acquisition agreement with respect to a superior competing transaction, or (iv) WatchGuard materially breaches any of its obligations under the merger agreement with regards to duly calling and holding the stockholders’ meeting for the purpose of approving and adopting the merger agreement or the limitations on the consideration of competing transactions; or

•	(i) 15% or more of WatchGuard’s outstanding common stock is held by any holder or holders who are entitled to and properly demand appraisal of such shares pursuant to, and who comply with, the applicable provisions of Delaware law at the time of the stockholders’ meeting held to approve and adopt the merger agreement and (ii) Gladiator delivers notice of such termination to WatchGuard no later than the fifth business day after the earliest date upon which the conditions precedent to the merger contained in the merger agreement (other than the condition precedent relating to appraisal rights) have been satisfied or waived by Gladiator.

Conduct of Business Pending the Merger

During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, WatchGuard has agreed (and shall cause each of its subsidiaries) to:

•	maintain its existence in good standing under applicable laws;

•	conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with past practice; and

•	use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of WatchGuard and its subsidiaries with customers, suppliers, distributors, resellers and other persons with which WatchGuard or any of its subsidiaries has business relations.

In addition, WatchGuard has agreed, during the period from the date of the merger agreement until the effective time of the merger, not to do, cause or permit, and shall cause each of its subsidiaries not to do, cause or permit, any of the following (except to the extent expressly provided otherwise in the merger agreement or as consented to in writing by Gladiator):

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of its or its subsidiaries capital stock, except for dividends in the ordinary course of business consistent with past practice by any of its subsidiaries on a pro rata basis to the equity owners thereof;

•	adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries’ capital stock or any rights to acquire capital stock of WatchGuard or its subsidiaries;

•	issue, deliver or sell, pledge or encumber or amend the terms of any shares of its or its subsidiaries capital stock or any rights to acquire capital stock of WatchGuard or its subsidiaries other than:

•	the issuance of shares of common stock upon the exercise of WatchGuard stock options outstanding as of the date of the merger agreement in accordance with the terms of those options on the date of the merger agreement;

•	the issuance of shares of common stock pursuant to WatchGuard’s employee stock purchase plan in accordance with the terms of the plan on the date of the merger agreement; or

•	the grant of options solely to non-executive employees to purchase shares of WatchGuard common stock pursuant to existing plans with an exercise price equal to fair market value on the date of grant, in the ordinary course of business and consistent with past practice, so long as such additional shares of common stock subject to options granted by WatchGuard does not exceed more than 1% of the number of shares of WatchGuard common stock outstanding on the date of the merger agreement;

•	take any action that would reasonably be expected to result in any of the conditions to closing of the merger not being satisfied or that would impair the ability of WatchGuard to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	amend WatchGuard’s certificate of incorporation or bylaws or equivalent organizational documents of WatchGuard’s subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) not to exceed $250,000 in the aggregate incurred in the ordinary course of business and in amounts and on terms consistent with past practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person;

•	make any loans, advances or capital contributions to or investments in any other person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with past practice);

•	merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	change its tax or financial accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable laws (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting as previously described in WatchGuard’s filings with the Securities and Exchange Commission);

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates of WatchGuard, other than alterations or amendments:

•	made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to WatchGuard;

•	to effect payment of pro rated annual performance bonuses to WatchGuard employees pursuant to WatchGuard’s bonus plans in effect as of the date of the merger agreement and set forth in a schedule provided by WatchGuard to Gladiator, not to exceed $300,000 in the aggregate; or

•	as expressly contemplated by the merger agreement with respect to WatchGuard’s stock option and employee stock purchase plans;

•	increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of WatchGuard or any of its subsidiaries; establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of WatchGuard or any of its subsidiaries; or increase compensation, bonus or other benefits payable to any director, officer or employee of WatchGuard or any of its subsidiaries;

•	hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

•	sell, license, mortgage, transfer, lease, pledge or otherwise subject to any encumbrance or otherwise dispose of any properties or assets (including stock or other ownership interests of its subsidiaries), other than dispositions of obsolete inventory, sales in the ordinary course of business and consistent with past practice and sales with a sale price that does not exceed $50,000 individually or $150,000 in the aggregate;

•	acquire any business, assets or securities, other than acquisitions of inventory and components in the ordinary course of business and consistent with past practice, acquisitions of investment-grade securities with a maturity date not later than October 1, 2006 and acquisitions of other assets with a purchase price that does not exceed $150,000 individually or $750,000 in the aggregate;

•	make or change any material tax election, settle or compromise any material income tax liability, fail to file any tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects, enter any closing agreement, or surrender any right to claim a material tax refund, offset or reduction in tax liability;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect WatchGuard, any of its subsidiaries or any of their respective affiliates or any successor thereto that could, after the effective time of the merger, limit or restrict in any material respect WatchGuard, any of its subsidiaries, the surviving corporation, Gladiator or any of their respective affiliates from engaging or competing in any line of business, in any location or with any person;

•	(i) amend, modify, supplement or terminate any WatchGuard material contract, or enter into any WatchGuard material contract except in the ordinary course of business, or (ii) enter into any new agreements or modify any existing agreements to provide for new discounts, rebates or “most favored nation” terms or any similar type of pricing or allocation preference protection that is not terminable or changeable by WatchGuard within three months;

•	enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of WatchGuard or any subsidiary;

•	cancel any material debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, WatchGuard or any of its subsidiaries) other than the write-off or write-down of delinquent accounts receivable in the ordinary course of business and consistent with past practice and cancellations or waivers the total value of which does not exceed $250,000 in the aggregate;

•	change WatchGuard’s methods of accounting, except as required by concurrent changes in generally accepted accounting principles, or in Regulation S-X of the Securities Exchange Act of 1934, as amended, as agreed to by its independent public accountants or otherwise in connection with WatchGuard’s previously announced program to convert to sell-through accounting;

•	settle, or offer or propose to settle:

•	any material litigation, investigation, arbitration, proceeding or other claim involving or against WatchGuard or any of its subsidiaries;

•	any stockholder litigation or dispute against WatchGuard or any of its officers or directors; or

•	any litigation, arbitration, proceeding or dispute that relates to the transaction contemplated by the merger agreement other than settlements pursuant to written agreements to which WatchGuard is a party as of the date of the merger agreement and settlements not involving injunctive relief against WatchGuard and for amounts that would be within the policy limits of applicable WatchGuard insurance policies;

•	take any action that would make any representation or warranty of WatchGuard under the merger agreement, or omit to take any action necessary to prevent any representation or warranty of WatchGuard under the merger agreement, from being inaccurate in any respect at, or as of any time before, the effective time of the merger; or

•	agree to take any of the actions described above.

Amendment; Extension and Waiver

The merger agreement may be amended by the parties in writing by action authorized by each party’s board of directors at any time prior to the filing of the certificate of merger with the Secretary of State of the state of Delaware, except that after the merger agreement has been approved by the WatchGuard stockholders, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to WatchGuard stockholders or alter or change any of the terms or conditions of the merger agreement if such alteration or change would adversely affect WatchGuard stockholders.

At any time prior to the effective time of the merger, each of the parties may, by written instrument signed on behalf of such party:

•	extend the time for performance of the obligations of any other party to the merger agreement;

•	waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document; or

•	waive compliance by any other party with any agreements or conditions in the merger agreement.

Expenses

The merger agreement provides generally that regardless of whether the merger is consummated, all out-of-pocket expenses incurred by the parties shall be borne by the party incurring such expenses. Gladiator and WatchGuard will, however, share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with the filing, printing and mailing of this proxy statement (including preliminary materials and any amendments or supplements to this proxy statement) and filings made pursuant to the Hart-Scott-Rodino Act.

Termination Fee

The merger agreement requires that WatchGuard pay Gladiator a termination fee of $5,750,000, plus up to $250,000 of documented out-of-pocket costs and expenses incurred by Gladiator in connection with the merger, if:

•	WatchGuard terminates the merger agreement to enter into a binding written acquisition agreement for a superior competing transaction;

•	Gladiator terminates the merger because:

•	WatchGuard’s board of directors withdraws or adversely modifies its approval or recommendation of the merger or recommends a competing transaction;

•	WatchGuard enters into, or publicly announces its intention to enter into, an acquisition agreement with respect to a superior competing proposal or materially breaches its non-solicitation covenants or its covenants to call the special stockholders’ meeting;

•	WatchGuard willfully breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger, Gladiator complies with its obligations under the merger agreement to provide prompt notice of such breach to WatchGuard, and such breach is not cured (or is not curable) by December 31, 2006; or

•	Gladiator or WatchGuard terminates the merger due to a failure of the stockholders to approve and adopt the merger agreement at the stockholders’ meeting or a failure to consummate the merger by December 31, 2006; provided, however,

•	such termination fee will only be required under these circumstances if between the date of the merger agreement and the termination of the merger agreement a competing transaction has been publicly announced and (i) WatchGuard is acquired within 12 months of the termination of the merger agreement or (ii) within 12 months of the termination of the merger agreement WatchGuard enters into an agreement to be acquired; and

•	such payment is required to be made no later than five business days after the earlier of the consummation of such acquisition of WatchGuard or the date that WatchGuard enters into such acquisition agreement.

In addition, if WatchGuard fails to pay either the termination fee or expenses described above promptly, the merger agreement requires WatchGuard to pay any costs and expenses incurred by Gladiator and Warrior in connection with any legal action to enforce the merger agreement that results in a judgment against WatchGuard for such amount.

Representations and Warranties

Each of WatchGuard and Gladiator made customary representations and warranties in the merger agreement. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement and such representations and warranties should not be relied on by any other person. In addition, these representations and warranties (a) may have been qualified by disclosures made to the other party in connection with the merger agreement, (b) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except if willfully false as of the date of the merger agreement, (c) are subject to a materiality standard that may differ from what may be viewed as material by investors, and (d) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Gladiator and WatchGuard has made representations and warranties to the other relating to, among other things:

•	corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with organizational documents;

•	the absence of conflicts with or breaches or defaults under any obligation of the company that would create a material adverse effect with respect to such company;

•	outstanding and pending litigation;

•	engagement and payment of fees of brokers, investment bankers and finders; and

•	the accuracy of information in connection with this proxy statement.

In addition, WatchGuard has made other representations and warranties about itself to Gladiator as to, among other things:

•	WatchGuard’s capital structure;

•	satisfaction of certain state takeover statute requirements;

•	documents filed by WatchGuard with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities;

•	absence of certain changes or events that would have a material adverse effect;

•	WatchGuard’s compliance with applicable laws;

•	title to WatchGuard’s material properties and assets;

•	WatchGuard’s intellectual property;

•	environmental matters;

•	WatchGuard’s filing of tax returns and payment of material taxes;

•	matters relating to the Employee Retirement Income Security Act of 1974, as amended, and WatchGuard’s other employee benefits matters;

•	labor matters;

•	WatchGuard’s insurance policies;

•	certain of WatchGuard’s material contracts, including those with restrictions on WatchGuard’s business activities;

•	required third-party consents; and

•	WatchGuard’s receipt of an opinion from its financial advisor.

In addition, Gladiator has made other representations and warranties about itself to WatchGuard as to, among other things:

•	sufficient funds for Gladiator to consummate the transactions contemplated by the merger agreement; and

•	the interim operations of Warrior.

Certificate of Incorporation

The merger agreement provides that, at the effective time of the merger, the certificate of incorporation of WatchGuard will be the certificate of the surviving corporation, except that, at the effective time of the merger, such certificate of incorporation will be amended as described in the merger agreement. Thereafter, the certificate of incorporation of the surviving corporation may be in accordance with its terms and as provided by Delaware law.

Bylaws

The merger agreement provides that the bylaws of Warrior, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended.

Board of Directors and Officers of Surviving Corporation

The directors and officers of Warrior immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.

SUPPORT AGREEMENT

Each of Edward J. Borey, Bradley E. Sparks, Michael R. Hallman, Michael R. Kourey, Richard A. LeFaivre, Steven N. Moore and William J. Schroeder, who collectively own, together with vested in-the-money options, approximately 5.8% of WatchGuard’s outstanding common stock as of July 24, 2006, has agreed, pursuant to a support agreement with Gladiator, dated as of July 24, 2006, that such individual, solely in such individual’s capacity as a stockholder and not in such individual’s capacity as a director or officer of WatchGuard, will, at every meeting of WatchGuard stockholders called with respect to any of the following matters:

•	appear at the special meeting or otherwise cause his shares to be counted as present for purposes of establishing a quorum;

•	vote, or execute consents in respect of, his shares “FOR” approval and adoption by the stockholders of the merger agreement;

•	vote against the approval of any proposal made in opposition to or in competition with the consummation of the merger and the merger agreement;

•	vote against any proposal that would reasonably lead to or result in the conditions of Gladiator or Warrior’s obligations under the merger agreement not being fulfilled;

•	vote against the adoption of any reorganization, recapitalization, liquidation or winding up of WatchGuard or any other extraordinary transaction involving WatchGuard;

•	vote against any competing transaction;

•	vote against the election of a group of individuals to replace a majority or more of the individuals presently on the WatchGuard board of directors;

•	vote, or execute consents in respect of, his shares against any proposal that conflicts with the merger; and

•	not, and will not permit any entity under his control to, solicit proxies or participate in the solicitation of proxies with respect to a transaction that conflicts with the transactions contemplated by the merger agreement.

The support agreement terminates upon the termination of the merger agreement. Therefore, if WatchGuard were to terminate the merger agreement in connection with a superior competing transaction, WatchGuard’s stockholders who are party to the support agreement would no longer be bound by their obligations thereunder. In addition, each party to the support agreement has granted an irrevocable proxy to the members of the board of Gladiator to vote their respective shares in accordance with the terms of the support agreement. The irrevocable proxy shall remain effective until the termination of the merger agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of WatchGuard common stock on an as-converted basis as of August 7, 2006, the record date, for:

•	each person who is known by WatchGuard to beneficially own more than 5% of the outstanding shares of WatchGuard common stock;

•	each director;

•	each executive officer named in the summary compensation table of WatchGuard’s definitive proxy statement filed with the Securities and Exchange Commission on March 17, 2006; and

•	all of WatchGuard’s directors and executive officers as a group.

On August 7, 2006, WatchGuard had 34,814,978 shares of common stock outstanding. To WatchGuard’s knowledge, unless otherwise indicated in the footnotes below, WatchGuard believes that the persons and entities listed below have sole voting and investment power with respect to all shares beneficially owned as of that date, subject to applicable community property laws, with the exception of FMR Corp., Dimensional Fund Advisors Inc. and Kennedy Capital Management, Inc., with respect to which the information is as of December 31, 2005, Vector Capital III, L.P., Vector Capital Partners III, L.L.C. and Alexander Slusky, or the Vector Group, with respect to which the information is as of August 16, 2006, Paul Glazer and Glazer Capital LLC, or the Glazer Group, with respect to which the information is as of July 27, 2006 and Heartland Advisors, Inc., with respect to which the information is as of July 31, 2006. Under rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of August 7, 2006 (not including as a result of accelerated vesting upon consummation of the merger) are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the listed beneficial owners can be reached at WatchGuard’s principal offices.

Name and Address of Beneficial Owners	Number of Shares Beneficially Owned	Percentage
Executive Officers
Edward J. Borey (1)	514,500	1.5%
Bradley E. Sparks (2)	121,250	*
Dale Bastian (3)	17,500	*
James A Richman (3)	1,000	*

Other Directors
Michael R. Hallman (4)	104,866	*
Michael R. Kourey (5)	68,166	*
Richard A. LeFaivre (5)	71,166	*
Steven N. Moore (6)	1,547,631	4.4
William J. Schroeder (7)	91,666	*

Directors and executive officers as a group (7 persons)(8)	2,519,245	7.0

Other Principal Stockholders
FMR Corp. (9)	2,017,812	5.8
Heartland Advisors, Inc. (10)	2,306,805	6.6
Dimensional Fund Advisors Inc. (11)	3,007,643	8.6
Kennedy Capital Management, Inc. (12)	2,074,550	6.0
Vector Capital III, L.P. (13)	3,247,500	9.3
Paul Glazer and Glazer Capital LLC (14)	2,020,000	5.8

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 487,500 shares subject to options exercisable on or within 60 days of August 7, 2006.

(2)	Includes 106,250 shares subject to options exercisable on or within 60 days of August 7, 2006.

(3)	The individual is a former officer of WatchGuard. The number of shares reported was held as of February 15, 2006, as reported in WatchGuard’s proxy statement filed with the Securities and Exchange Commission on March 17, 2006. WatchGuard does not have current information regarding the shares held by such individual.

(4)	Includes 3,200 shares held by a trust of which Mr. Hallman and his spouse are trustees, and 84,166 shares subject to options exercisable on or within 60 days of August 7, 2006.

(5)	Includes 64,166 shares subject to options exercisable on or within 60 days of August 7, 2006.

(6)	Includes 300,000 shares held by Baja Investment Co. LLC, of which Mr. Moore is the managing member, and 189,166 shares subject to options exercisable on or within 60 days of August 7, 2006.

(7)	Includes 74,166 shares subject to options exercisable on or within 60 days of August 7, 2006.

(8)	Includes 1,069,580 shares subject to options exercisable on or within 60 days of August 7, 2006.

(9)	The information in this table for FMR Corp. is based solely on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission regarding its beneficial ownership of WatchGuard’s common stock as of December 31, 2005. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(10)	The information in this table for Heartland Advisors, Inc., or Heartland, is based solely on a Schedule 13G/A filed by Heartland and William J. Nasgovitz, the president and principal stockholder of Heartland, with the Securities and Exchange Commission regarding its and his beneficial ownership of WatchGuard’s common stock as of July 31, 2006. The address for Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

(11)	The information in this table for Dimensional Fund Advisors Inc., or Dimensional, is based solely on a Schedule 13G filed by Dimensional with the Securities and Exchange Commission regarding its beneficial ownership of WatchGuard’s common stock as of December 31, 2005. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12)	The information in this table for Kennedy Capital Management, Inc., or Kennedy, is based solely on a Schedule 13G filed by Kennedy with the Securities and Exchange Commission regarding its beneficial ownership of WatchGuard’s common stock as of December 31, 2005. The address for Kennedy is 10829 Olive Blvd., St. Louis, Missouri 63141.

(13)	The information in this table for the Vector Group is based solely on a Schedule 13D/A filed by the Vector Group with the Securities and Exchange Commission regarding its beneficial ownership of WatchGuard’s common stock as of August 16, 2006. The address for the Vector Group is 456 Montgomery Street, 19th Floor, San Francisco, California 94104.

(14)	The information in this table for the Glazer Group is based solely on a Schedule 13G filed by the Glazer Group with the Securities and Exchange Commission regarding its beneficial ownership of WatchGuard’s common stock as of July 27, 2006. The address for the Glazer Group is 237 Park Avenue, Suite 900, New York, New York 10017.

OTHER MATTERS

As of the date of this proxy statement, the WatchGuard board of directors does not intend to present, and has not been informed that any other person intends to present, any matters for consideration at the special meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the special meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no public stockholders of WatchGuard and no public participation in any future meetings of stockholders of WatchGuard. If the merger is not consummated, however, WatchGuard will hold its 2007 annual meeting of stockholders. If such meeting is held, stockholder proposals that are intended to be included in WatchGuard’s 2007 annual proxy statement for presentation at WatchGuard’s 2007 annual meeting of stockholders should be sent to WatchGuard no later than November 24, 2006 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to WatchGuard no fewer than 60 days or more than 90 days prior to the date of the 2007 annual meeting. Even if WatchGuard receives a proposal from a qualified stockholder in a timely manner, it will not guarantee that proposal’s inclusion in WatchGuard’s proxy materials or its presentation at the 2007 annual meeting because there are other requirements in the proxy rules that a proposal must meet in order to be included and presented.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless WatchGuard has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce WatchGuard’s printing and postage costs. However, if a stockholder of record at such address wishes to receive a separate copy of this proxy statement or future proxy statements (as applicable), he, she or it may contact WatchGuard’s Investor Relations Department, 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, (206) 521-8340. WatchGuard will deliver separate copies of this proxy statement immediately upon written or oral request. If a stockholder is receiving multiple copies of this proxy statement, he, she or it can request householding by contacting WatchGuard in the same manner. If a stockholder owns shares of WatchGuard’s stock through a bank, broker or other stockholder, such stockholder may request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

WatchGuard files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. All of WatchGuard’s filings are also available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

In addition, WatchGuard will mail without charge, upon written request, a copy of WatchGuard’s annual report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, WA 98104, Attention: Investor Relations.

Gladiator has supplied all information contained in this proxy statement relating to Gladiator and Warrior and WatchGuard has supplied all such information relating to WatchGuard.

WatchGuard stockholders should not send in their WatchGuard stock certificates until they receive the transmittal materials from the paying agent. WatchGuard stockholders of record who have further questions about their stock certificates or the exchange of their WatchGuard common stock for cash should call the proxy solicitor:

Georgeson Inc.

17 State Street, 10th Floor

New York, New York 10004

Call Toll-Free: (866) 821-2620

You should rely only on the information contained in this proxy statement. WatchGuard has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about WatchGuard. The terms and other information in the merger agreement should not be relied upon as disclosure about WatchGuard without consideration of the entirety of WatchGuard’s public disclosure as set forth in its public filings with the Securities and Exchange Commission. WatchGuard’s other public disclosure can be found elsewhere in this proxy statement and in the other public filings that WatchGuard makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the parties made to each other for purposes of allocating contractual risk among the parties to the agreement. The assertions embodied in the representations and warranties made by WatchGuard are qualified by information in a confidential disclosure schedule that WatchGuard has delivered to Gladiator in connection with signing the merger agreement. The disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedule and may be subject to standards of materiality that differ from those applicable to investors. WatchGuard does not believe that the disclosure schedule contains information that the securities laws require it to publicly disclose. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in WatchGuard’s public disclosures.

AGREEMENT AND PLAN OF MERGER

by and among

GLADIATOR CORPORATION,

WARRIOR MERGER SUB, INC.

and

WATCHGUARD TECHNOLOGIES, INC.

Dated as of July 24, 2006

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of July 24, 2006, is by and among Gladiator Corporation, a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and WatchGuard Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.

C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted this Agreement.

D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into support agreements (the “Support Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the Merger and against any competing proposals.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

(c) At its election, Parent may change the structure or method of effecting the combination with the Company, including to provide for a merger of the Company into Parent or any Subsidiary of Parent, provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment to the Company Stockholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise adversely affect the Company Stockholders. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Closing Date) of the Company’s representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 1.1(a), if such representations and warranties, but for the structural change, would have been accurate as of the date hereof and as of the Closing Date.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington 98104, unless another time, date or place is agreed to in writing by the parties.

Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary. The Merger shall become effective at the Effective Time.

Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(b) or Section 1.4(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.25 in cash, without interest (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise and each Share owned by Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each Share that is owned by any Subsidiary of the Company or Parent immediately prior to the Effective Time shall remain outstanding.

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that, at the Effective Time, such Certificate of Incorporation shall be amended as set forth in Annex II hereto. Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7 Company Stock Options.

(a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate all Company Stock Options that are not vested Company Stock Options as of the Effective Time.

(b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(e) Within five (5) days prior to the Effective Time, the Company shall deliver to Parent a complete and correct list of each Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

Section 1.8 Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option, then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option shall lapse.

Section 1.9 Company ESPP. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur no later than five(5) Business Days prior to the Effective Time and shares of Company Common Stock shall be purchased by the Company ESPP participants no later than five(5) Business Days prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period after the date hereof. The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the earlier of (A) the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

Section 1.10 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.11 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. Immediately prior to the Effective Time, the Company shall deposit $60 million in cash (the “Company Cash Deposit”) with the Paying Agent. The Company Cash Deposit shall be made solely out of Freely Available Cash and shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. If the Effective Time does not occur by the third Business Day after the Company has made the Company Cash Deposit, Parent shall instruct the Paying Agent to return the Company Cash Deposit to the Company as promptly as practicable by wire transfer of immediately available funds. After the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Stockholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay all remaining aggregate Merger Consideration in excess of the Company Cash Deposit (the Company Cash Deposit, together with such cash from Parent, being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.

Section 2.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, subject to Section 8.11, and except as set forth in the Specified Company Reports, the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

Section 3.2 Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

(b) At a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company Stockholders, and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.

(c) Each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, are exempt from the requirements of, any and all Antitakeover Laws.

(d) The Rights Agreement dated as of May 5, 2005 between the Company and Mellon Investors Services LLC has terminated and is no longer in effect and there are no outstanding rights thereunder. The Company is not party to any other rights plan.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, 34,730,267 shares of Company Common Stock are issued and outstanding (including 32,627 shares of Company Common Stock subject to repurchase, forfeiture or similar vesting provision), no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury or held by a Subsidiary of the Company. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from the exercise of Company Stock Options or rights pursuant to the Company ESPP, in each case, outstanding on the date hereof or contemplated by Section 1.9, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b) As of the date hereof 4,951,359 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company

Common Stock, and 4,249,437 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above in this Section 3.3(b) and other than rights pursuant to the Company ESPP, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof.

(c) The Company has reserved 2,011,839 shares of Company Common Stock for issuance under the Company ESPP.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth as of the date hereof the name of the holder of any Company Common Stock subject to vesting, the number of shares of Company Common Stock subject to vesting and the vesting schedule for such Company Common Stock, including the extent vested to date and whether and to what extent the vesting of such shares of Company Common Stock will be accelerated as a result of the transactions contemplated by this Agreement, with or without the occurrence of any other event (indicating the circumstances that may cause such acceleration). Except as set forth on Section 3.3(d) of the Company Disclosure Letter, no outstanding Company Stock is subject to vesting or forfeiture or rights of repurchase by the Company.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

(f) There are no rights of first refusal, co-sale rights or registration rights granted by the Company with respect to the Company’s capital stock.

Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.

Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 3.7 Litigation.

(a) There is no claim, suit, action, proceeding, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, other than as disclosed in the Specified Company Reports or as set forth on Section 3.7(a) of the Company Disclosure Letter.

(b) The Company has made available to Parent copies of all documents related to the settlement of any pending claim, suit, action, proceeding, investigation or arbitration disclosed in the Specified Company Reports or as set forth on Section 3.7(a) of the Company Disclosure Letter.

(c) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that (i) would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates or (ii) would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Company Reports; Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein (in the light of the circumstances under which they were or are made, with respect to Company Reports filed pursuant to the Exchange Act only) not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements fairly present, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 of the Exchange Act) (“internal controls”) sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent copies of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2002.

(d) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of such Act.

(f) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Specified Company Reports, (ii) Liabilities incurred on behalf of the Company under this Agreement and (iii) Liabilities incurred since December 31, 2005, none of which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2005, except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes shown on such Tax Returns have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c) There is no dispute concerning any Tax Liability or Tax asset of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that is now pending or is with respect to a Tax Liability that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of March 31, 2006, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since March 31, 2006 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2005.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

Section 3.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000 in the aggregate. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest has not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a valid leasehold interest in each property subject to a lease required to be disclosed under Section 3.15, free and clear of all Encumbrances.

Section 3.12 Officers, Directors, Employees and Affiliates.

(a) Except as disclosed in the Specified Company Reports, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and (ii) except as otherwise contemplated by Section 1.7 and Section 1.8, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA.

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment or benefit as a result of the transactions contemplated hereby (i) that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made with respect to each Employee Benefit Plan within the time periods prescribed by the terms of such Employee Benefit Plan and ERISA and the Code in all material respects, and all material contributions and material premium payments for any period ending on or before the Closing Date that are not yet due are properly accrued to the extent required to be accrued under applicable law.

(h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(i) None of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

Section 3.14 Labor Relations.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

Section 3.15 Contracts and Commitments.

(a) Except as disclosed in the Specified Company Reports or as otherwise listed on Schedule 3.15 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $250,000, or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $1,000,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) any agreement that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) providing for any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay

Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development, or the license of Intellectual Property to or from the Company or its Subsidiaries (except for nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Parent, or standard licenses purchased by the Company or its Subsidiaries for off-the-shelf software and except for licenses in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the potential payment to or by the Company is not expected to exceed $1,000,000); (viii) obligating the Company or any of its Subsidiaries to provide indemnification; (ix) related to payments upon the change of control of the Company; (x) any agreement relating to the acquisition or disposition of any business (whether by merger, stock or asset sale or otherwise) under which the Company or any of its Subsidiaries has any remaining obligations or rights; (xi) any lease of real property providing for annual rentals of $150,000 or more; or (xii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound. The Company has complied with all material terms contained in any Company Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, and no material refunds of any past payments arising under any such Company Material Contracts are or are expected to become due, except as may have been reserved in the Company Financial Statements contained in the Specified Company Reports.

(c) Section 3.15(c) of the Company Disclosure Letter sets forth a true and complete list of each promotional program currently offered by the Company, each of which is terminable or changeable by the Company within three (3) months.

Section 3.16 Int ellectual Property.

(a) To the Knowledge of the Company, the Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.

(b) Section 3.16(b) of the Company Disclosure Letter lists (i) all material patents and pending patent applications and all registered and material unregistered trademarks, trade names and service marks, and all registered copyrights, and material domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in violation of any license, sublicense or agreement described in Section 3.16(b) of the Company Disclosure Letter except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in Section 3.16(b) of the Company

Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in violation or default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to terminate or modify, such license, sublicense or agreement, or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights. To the Knowledge of the Company, the Company is the owner of all right, title and interest in and to the Company Intellectual Property and, subject to any license agreements disclosed on Section 3.16(b) of the Company Disclosure Letter to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property, has sole and exclusive rights to the use thereof.

(c) To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification obligations arising in the ordinary course of business in connection with purchase orders or agreements for the sale, end user license or distribution to the Company’s customers of any of the Company’s products.

(d) Except as set forth in the Specified Company Reports: to the Knowledge of the Company (i) all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid and existing and (ii) there is no assertion or claim pending challenging the validity of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the conduct of the business of the Company and each of its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now developed, manufactured, sold, licensed or used infringes on, misappropriates or otherwise violates any Intellectual Property of any Third Party. No Third Party has notified the Company that it is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is bringing any action, suit or proceeding for infringement, misappropriation or violation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents or patent applications of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential information of the Company and its Subsidiaries. Each of the Company and its Subsidiaries have instituted policies, and to the Knowledge of the Company, is in material compliance with such policies, requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) Except as set forth on Section 3.16(f)(i) of the Company Disclosure Letter, no parties other than the Company or any of its Subsidiaries, possess any current right to obtain access to the Company’s source code for the Company Products. Section 3.16(f)(ii) of the Company Disclosure Letter sets forth a true and complete list of any software code used in the development of or distributed with the Company Products that is or is a derivative work of software distributed under any of the following open licenses or distribution models or similar licenses or distribution models:

GNU General Public License (GPL),

GNU Lesser General Public License or GNU Library General Public License (LGPL),

Mozilla Public License (MPL),

BSD licenses,

Artistic License,

Netscape Public License,

Sun Community Source License (SCSL),

Sun Industry Standards License (SISL), and

Apache License.

All of the software components listed on Schedule 3.16(f)(ii) of the Company Disclosure Letter have been made available to the public to the extent required under applicable licenses prior to the Effective Date of this Agreement, and neither the Company nor its Subsidiaries are in material violation of any of the licenses for the software code listed on Schedule 3.16(f)(ii) of the Company Disclosure Letter. None of the modifications of any software code listed on Schedule 3.16(f)(ii) of the Company Disclosure Letter contain any software code that the Company regards as having a material proprietary value to the Company.

(g) To the Knowledge of the Company, other than aspects of the Company Products incorporated therein by the Company in accordance with its policies, the Company Products do not contain (and the Company has taken commercially reasonable steps to protect the Company Products from becoming infected by) any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software or any other associated software, firmware, hardware, computer system or network by or for the Company or its authorized users (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs,” and/or “back doors”).

Section 3.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20 Proxy Statement. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, if required by law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Sec tion 3.21 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liabilities.

(b) To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

S ection 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Sect ion 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act (and analogous statutes and regulations in non-U.S. jurisdictions) and filing and recordation of the Certificate of Merger, as required by the DGCL.

Secti on 4.4 Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

Sectio n 4.5 Sufficient Funds. Parent has available to it, and will have available to it at the Effective Time, access to sufficient funds to consummate the transactions contemplated hereby, including payment of the Merger Consideration in excess of the Company Cash Deposit and all of its obligations with respect to fees and expenses incurred in connection with the Merger.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.8 Ownership of Shares. During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL or an “acquiring person,” as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.

Section 4.9 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice (except with respect to the Company’s previously announced program to convert to sell-through accounting as previously disclosed in the Specified Company Reports), and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, resellers and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for dividends in the ordinary course of business consistent with past practice by any of its Subsidiaries on a pro rata basis to the equity owners thereof;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries;

(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights;

(iv) issue, deliver or sell, pledge or encumber or amend the terms of (whether by merger, consolidation or otherwise) any shares of its or its Subsidiaries’ capital stock or any Subsidiary Stock Rights or

Company Stock Rights (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with the terms thereof on the date of this Agreement (subject to Section 1.9 hereof), or (C) the grant of options solely to non-executive employees on shares of Company Common Stock, pursuant to existing plans with an exercise price equal to fair market value on the date of grant, in the ordinary course of business and consistent with past practice (so long as such additional amount of Company Common Stock subject to options granted by the Company does not exceed more than 1% of the number of shares of Company Common Stock outstanding on the date of this Agreement);

(v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) not to exceed $250,000 in the aggregate incurred in the ordinary course of business and in amounts and on terms consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person;

(viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 in the aggregate made in the ordinary course of business consistent with prior practice);

(ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting as previously disclosed in the Specified Company Reports);

(xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) to effect payment of pro rated annual performance bonuses to Company employees pursuant to the Company’s bonus plans in effect as of the date hereof and set forth in Schedule 5.1(b)(xi) of the Company Disclosure Letter not to exceed $300,000 in the aggregate or (C) as expressly contemplated by Section 1.7 and Section 1.8 of this Agreement;

(xii) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(xiii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

(xiv) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any properties or assets (including stock or other ownership interests of its Subsidiaries), other than dispositions of obsolete inventory, sales in the ordinary course of business and consistent with prior practice and sales with a sale price that does not exceed $50,000 individually or $150,000 in the aggregate;

(xv) acquire any business, assets or securities, other than acquisitions of inventory and components in the ordinary course of business and consistent with prior practice, acquisitions of investment-grade securities with a maturity date not later than October 1, 2006 and acquisitions of other assets with a purchase price that does not exceed $150,000 individually or $750,000 in the aggregate;

(xvi) make or change any material Tax election, settle or compromise any material income Tax Liability, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects, enter any closing agreement, or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability;

(xvii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xviii) (A) amend, modify, supplement or terminate any Company Material Contract, or enter into any Company Material Contract except in the ordinary course of business, or (B) enter into any new agreements or modify any existing agreements to provide for new discounts, rebates or “most favored nation” terms or any other similar type of pricing or allocation preference protection which is not terminable or changeable by the Company within three (3) months;

(xix) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary;

(xx) cancel any material debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries) other than the write-off or write-down of delinquent accounts receivable in the ordinary course of business and consistent with prior practice and cancellations or waivers the total value of which does not exceed $250,000 in the aggregate;

(xxi) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants or otherwise in connection with the Company’s previously announced program to convert to sell-through accounting as previously disclosed in the Specified Company Reports;

(xxii) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby (each, a “Settlement”) other than Settlements pursuant to written agreements to which the Company is a party as of the date hereof copies of which have been made available to Parent, and Settlements not involving injunctive relief against the Company and for amounts which would be within the policy limits of applicable Company insurance policies;

(xxiii) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

(xxiv) agree to take any of the actions described in this Section 5.1(b).

Section 5.2 Access to Information and Employees.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request.

(b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use commercially reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.6, 3.7, 3.13 or 3.21, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 5.4 Proxy Statement.

(a) As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for such meeting.

(b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5 Company Stockholders Meeting.

(a) The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by applicable law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 5.6 No Solicitation of Transactions.

(a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction.

(b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate, facilitate or intentionally encourage the submission of any Competing Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (A) the Company has complied with this Section 5.6, (B) a Third Party has proposed a Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company or any Affiliate or Representative of the Company and (C) the Company Board of Directors reasonably determines in good faith that such Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not less favorable to the Company than the Confidentiality Agreement (a copy of which shall be provided to Parent for informational purposes only).

(c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger and this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Competing Transaction. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company or any Affiliate or Representative of the Company in breach of Section 5.6(b), the Company Board of Directors may, if it determines in good faith (after consulting with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, (A) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (B) terminate this Agreement in accordance with Section 7.1(d).

(d) In addition to the obligations set forth in Sections 5.6(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company, or any request for information relating to the Company or any of its Subsidiaries or for access to the properties, offices, books, records, officers, directors or employees of the Company or any Subsidiaries by a Third Party that may be considering a Competing Transaction, (ii) the terms and conditions of such Competing Transaction (including a copy of any written proposal), and (iii) the identity of the Person or group making the offer, proposal or inquiry for any such Competing Transaction within twenty-four (24) hours following receipt by the Company or any officer or director of the Company or, to the Knowledge of the Company, any other Representative of the Company of such Competing Transaction, offer, proposal or inquiry. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Competing Transaction, offer, proposal, inquiry or request.

(e) Nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.6(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement, or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.

(f) Nothing in this Section 5.6 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).

Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

(b) Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under Parent Benefit Plans.

(c) All actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

(d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent shall guarantee such performance by the Surviving Corporation.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid prior to the Effective Date (which premium has been disclosed to Parent prior to the date hereof), but in such case shall purchase as much coverage as possible for such amount.

(c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

(e) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act and any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

(c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit A hereto.

(d) Appraisal Rights. Less than 15% of the Shares outstanding at the Effective Time shall constitute Appraisal Shares. This condition shall be deemed waived by Parent in the circumstances set forth in the last sentence of Section 7.1(i), if applicable.

(e) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Common Stock, or (B) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or (ii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries.

(f) Company Cash Deposit. The Company shall (i) have Freely Available Cash at least equal to the amount of the Company Cash Deposit and (ii) have made the Company Cash Deposit using such Freely Available Cash in accordance with Section 2.1.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or to reverse such action;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6(b), (c) or (d);

(d) by the Company in order to enter into a binding written Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(b), (c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent; provided, further, that, in the case of any such termination by the Company, (A) the Company notifies Parent, in writing and at least three Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written Acquisition Agreement for a Superior Competing Transaction, attaching the most current version of such agreement, and (B) Parent does not make, within three Business Days of receipt of such written notification, an offer that is at least as favorable to the Company Stockholders as such Superior Competing Transaction, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period;

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated hereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Competing Transaction, (iii) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Superior Competing Proposal or (iv) the Company shall have materially breached any of its obligations under Section 5.6(a), (b), (c) or (d), or Section 5.5;

(f) by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2006 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, (ii) Parent shall have complied with its obligations under Section 5.3(c) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, (ii) the Company shall have complied with its obligations under Section 5.3(c) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement); or

(i) by Parent, if (i) 15% or more of the outstanding Shares are Appraisal Shares at the time of the Company Stockholders Meeting and (ii) Parent delivers the written notice of such termination to the Company required by this Section 7.1 no later than the fifth Business Day after the earliest date (the “Condition Satisfaction Date”) upon which all conditions set forth in Section 6.1 and Section 6.2 (other than Section 6.2(d)) have been satisfied or waived by Parent. Solely for purposes of determining the Condition Satisfaction Date, conditions that by their nature are to be satisfied at the Closing will be deemed satisfied on the Condition Satisfaction Date if they are capable of being satisfied on such date and Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect. In the event Parent does not so deliver such written notice within such five Business Day period, (i) Parent shall thereafter no longer have the right to terminate this Agreement on the basis of this Section 7.1(i) and (ii) the condition set forth in Section 6.2(d) shall be deemed waived by Parent for purposes of this Agreement.

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2 Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally the Transaction Expenses and provided, further, that, in the event the Company shall be required to pay the Company Termination Fee pursuant to Section 7.2(b), the Company shall at the same time pay Parent, by wire transfer of immediately available funds, an amount equal to Parent’s documented Expenses (not to exceed $250,000).

(b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section 7.1(e) or Section 7.1(g) (but, with respect to Section 7.1(g), only if the failure to satisfy the condition specified therein results from a willful breach by the Company of any of its representations, warranties, covenants or agreements contained herein), or (iii) by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been publicly announced a Competing Transaction and (1) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an Acquisition Agreement with respect to a Company Acquisition, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the earlier of consummation of such Company Acquisition or the entering into of such Acquisition Agreement.

(c) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 7.2, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to

Gladiator Corporation

c/o Francisco Partners

2882 Sand Hill Road

Menlo Park, CA 94025

Attn: Benjamin Ball

Phone: (650) 233-2902

Fax: (650) 233-2999

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attn: Alan Denenberg

          Joy Woeber

Phone: (650) 752-2000

Fax: (650) 752-2111

if to the Company, to

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 900

Seattle, Washington 98104

Attn: Michael C. Piraino

Phone: (206) 521-8340

Fax: (206) 521-3075

with a copy to:

Orrick, Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900

Seattle, WA 98104

Attn: Stephen M. Graham

          Alan C. Smith

Phone: (206) 839-4300

Fax: (206) 839-4301

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.10 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 8.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL and Chapter 23B.19 of the Washington Business Corporation Act.

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition” shall mean (i) a merger, consolidation or business combination involving the Company, (ii) a sale or other disposition by the Company of all or a substantial part of its assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation.

“Company ESPP” shall mean the Company’s 1998 Employee Stock Purchase Plan, including the addendums thereto.

“Company Financial Advisor” shall mean Wachovia Securities.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries or otherwise material to the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, in and of itself, (B) any failure by the Company to meet third party published revenue or earnings projections, in and of itself, (C) any Effect that results from changes affecting the Internet security industry or the computer hardware and software industries generally or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, in each case except to the extent such changes disproportionately affect the Company and its Subsidiaries, (D) any Effect resulting from compliance with the terms and conditions of this Agreement, (E) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Merger, or (F) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

“Company Option Plans” shall mean the Company’s 2000 Stock Option Plan, the Company’s Amended and Restated 1996 Stock Incentive Compensation Plan, the Company’s 2000 Qiave Stock Option Plan and the Company’s RapidStream, Inc. 1998 Stock Option Plan, in each case as amended and restated prior to the date hereof.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Products” shall mean all proprietary computer software owned or exclusively licensed by the Company or any of its Subsidiaries and material to the conduct of their business as it is currently conducted.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2001.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger.

“Company Termination Fee” shall mean an amount in cash equal to $5,750,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Competing Transaction” shall mean any proposal or offer, whether in writing or otherwise, from any Third Party (W) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 20% of the consolidated assets of the Company and its Subsidiaries or (ii) 20% or more of any class of equity securities of the Company or any Subsidiary of the Company whose assets constitute more than 20% of the consolidated assets of the Company (a “Specified Subsidiary”), in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, (X) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Specified Subsidiary or (Z) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated May 3, 2006.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee (other than standard offer letters containing basic terms of employment with no severance obligations and providing for at-will employment).

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Laws” shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment, any hazardous or toxic substance, waste or material, or the effect of any of the foregoing on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“Freely Available Cash” shall mean unrestricted cash on hand of the Company and its Subsidiaries less each of the following items: (i) amounts payable to the Company’s financial advisor in connection with the transactions contemplated by this Agreement; (ii) amounts payable to the Company’s outside counsel and accountants in connection with the transactions contemplated by this Agreement; (iii) amounts payable to printers in connection with the preparation, printing and mailing of the Proxy Statement; and (iv) $3 million to satisfy the reasonable short-term working capital needs of the Company and its Subsidiaries. “Freely Available Cash” shall exclude any cash that cannot be deposited into the Exchange Fund (or in the case of cash of any Subsidiary of the Company, cannot be distributed or otherwise delivered to the Company for further deposit into the Exchange Fund) under Applicable Law (including laws relating to solvency, adequate surplus and similar capital adequacy tests) or under any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries. “Freely Available Cash” shall also exclude any cash held by a Subsidiary of the Company if the distribution of that cash to the Company would cause the Company or any of its Subsidiaries to incur any Tax Liability.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substance” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean patents, rights to apply for patents, trademarks, trade names, service marks, domain names, copyrights and all applications and registration of such worldwide, schematics, industrial models, inventions, know-how, trade secrets, computer software programs, and other intangible proprietary information.

“IRS ” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Parent Disclosure Letter.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Paying Agent” shall mean Mellon Investor Services LLC, or any other agent appointed by Parent to act as paying agent reasonably acceptable to the Company for payment of the Merger Consideration.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor) and other agents or advisors.

“SEC ” shall mean the Securities and Exchange Commission.

“Section 262” shall mean Section 262 of the DGCL.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Company Reports” shall mean the Company 10-K and all other Company Reports filed by the Company with the SEC after the filing date of such Form 10-K and prior to the date of this Agreement.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Competing Transaction” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding on terms the Company Board of Directors determines in good faith (after consulting with the Company’s outside legal counsel and financial advisor), taking into account all the terms and conditions thereof including, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“Transaction Expenses” shall mean all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred (i) in connection with the filing, printing and mailing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) in connection with filings required under the HSR Act (including the HSR filing fee).

“WARN ” shall mean the United States Worker Adjustment and Retraining Notification Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GLADIATOR CORPORATION

By:	/s/ BENJAMIN BALL
Name: Benjamin Ball
Title: President

WARRIOR MERGER SUB, INC.

By:	/s/ BENJAMIN BALL
Name: Benjamin Ball
Title: President

WATCHGUARD TECHNOLOGIES, INC.

By:	/s/ EDWARD J. BOREY
Name: Edward J. Borey
Title: President and Chief Executive Officer

ANNEX I

Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX

ADA	Article IX

ADEA	Article IX

Affiliate	Article IX

Agreement	Preamble

Antitakeover Laws	Article IX

Appraisal Shares	Article IX

Associate	Article IX

Business Day	Article IX

Certificate	Article IX

Certificate of Merger	Article IX

Closing	Article IX

Closing Date	Section 1.2

Code	Article IX

Company	Preamble

Company Acquisition	Article IX

Company Balance Sheet	Article IX

Company Benefit Plan	Article IX

Company Board of Directors	Recital B

Company Bylaws	Article IX

Company Cash Deposit	Section 2.1

Company Certificate of Incorporation	Article IX

Company Common Stock	Recital A

Company Disclosure Letter	Article IX

Company Employees	Article IX

Company ESPP	Article IX

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.15(a)

Company Option Plans	Article IX

Company Permits	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Index of Defined Terms

Defined Term	Location

Company Stockholders	Recital B

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Stockholders Meeting	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Competing Transaction	Article IX

Confidentiality Agreement	Article IX

Current Offerings	Section 1.9

Delaware Secretary	Article IX

DGCL	Recital A

Effective Time	Article IX

Employee Benefit Plan	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Laws	Article IX

Environmental Permits	Article IX

ERISA	Article IX

Exchange Act	Article IX

Exchange Fund	Section 2.1

FLSA	Article IX

FMLA	Article IX

Freely Available Cash	Article IX

GAAP	Article IX

Governmental Entity	Article IX

Hazardous Substances	Article IX

HSR Act	Article IX

Intellectual Property	Article IX

IRS	Article IX

Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

Merger	Recital A

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Index of Defined Terms

Defined Term	Location

Nasdaq	Article IX

NLRB	Article IX

Order	Article IX

Outside Termination Date	Section 7.1(f)

Parent	Preamble

Parent Benefit Plan	Article IX

Parent Bylaws	Article IX

Parent Knowledge Person	Article IX

Parent Material Adverse Effect	Article IX

Paying Agent	Article IX

Person	Article IX

Proxy Statement	Article IX

Representatives	Article IX

SEC	Article IX

Section 262	Article IX

Securities Act	Article IX

Settlement	Section 5.1(b)(xxii)

Shares	Section 1.4(a)

Specified Company Reports	Article IX

Subsidiary	Article IX

Subsidiary Stock Rights	Article IX

Superior Competing Transaction	Article IX

Support Agreements	Recital D

Surviving Corporation	Article IX

Tax	Article IX

Tax Return	Article IX

Third Party	Article IX

Transaction Documents	Article IX

Transaction Expenses	Article IX

WARN	Article IX

ANNEX II

CERTIFICATE OF INCORPORATION

OF

WATCHGUARD TECHNOLOGIES, INC.

FIRST: The name of the corporation is WatchGuard Technologies, Inc., (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of common stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $0.001.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

EXHIBIT A

NOTICE TO THE INTERNAL REVENUE SERVICE

This notice is being provided by WatchGuard Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of Treasury Regulation Section 1.897-2(H)(2).

The Company is located at 505 Fifth Avenue South, Suite 500 Seattle, Washington, 98104. The Company’s Taxpayer Identification Number is 91-1712427.

The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by Gladiator Corporation, a Delaware corporation (“Parent”), the transferee of capital stock of the Company. Parent is located at                     . Parent’s Taxpayer Identification Number is                     .

The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.

Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

WATCHGUARD TECHNOLOGIES, INC.

Dated: , 2006	By
Chief Executive Officer

NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION

STATUS PURSUANT TO TREASURY REGULATION

SECTION 1.897-2(H) AND CERTIFICATION OF NON-FOREIGN STATUS

Pursuant to an Agreement and Plan of Merger, dated as of July 24, 2006, among Gladiator Corporation, a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and WatchGuard Technologies, Inc., a Delaware corporation (the “Company”), Merger Sub shall be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company’s capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company, hereby certifies as follows:

1.	The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

2.	The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code, at any time during the five-year period preceding the date of this Notice.

3.	The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

4.	The Company’s U.S. employer identification number is 91-1712427.

5.	The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

6.	The Company’s office address is 505 Fifth Avenue South, Suite 500 Seattle, Washington, 98104.

7.	The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.

This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.

WATCHGUARD TECHNOLOGIES, INC.

Dated: , 2006	By
Chief Executive Officer

ANNEX B

OPINION OF WACHOVIA CAPITAL MARKETS, LLC

July 24, 2006

Board of Directors

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 500

Seattle, WA 98104

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share (the “Company Common Stock”), of WatchGuard Technologies, Inc. (the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of July 24, 2006 (the “Agreement”), by and among Gladiator Corporation, a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and the Company, a Delaware corporation. Capitalized terms in this letter shall have the meaning ascribed to them in the Agreement unless the context clearly requires otherwise.

The Agreement provides that Merger Sub shall be merged with and into the Company (the “Merger”) and the separate existence of Merger Sub will thereupon cease and the Company will be the entity surviving the Merger. Pursuant to the Agreement, each share of Company Common Stock (other than Appraisal Shares) will be converted into the right to receive an amount in cash equal to $4.25 (the “Merger Consideration”).

In arriving at our opinion, we have, among other things:

•	Reviewed the financial terms of the Agreement;

•	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for the Company for the two years ended December 31, 2005;

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company;

•	Reviewed certain business, financial and other information regarding the Company, including historical financial performance and the trends in the Company’s results of operations reflected therein and the Company’s financial forecasts, a portion of which was publicly available and a portion of which was furnished to us by management of the Company, and discussed the business and prospects of the Company, including the risks and uncertainties of the Company achieving its financial forecasts, with its management;

•	Participated in discussions and negotiations among representatives of the Company and Parent and their legal advisors;

•	Reviewed the reported price and trading activity for the Company Common Stock;

•	Considered certain financial data for the Company and compared that data with similar data regarding certain other publicly traded companies that we deemed relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of

B-1

such information. With respect to the Company’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management as to the anticipated future financial performance of the Company. We assume no responsibility for such forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not made or been provided with any evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities.

In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Merger in any way meaningful to our analysis. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger contemplated by the Agreement compared with other business strategies that may have been considered by the Company’s management or its Board of Directors. Nor does our opinion address the merits of the underlying decision by the Company to enter into the Agreement.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Company in connection with the Agreement and will receive a fee for such services which is payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided advisory services to the Company, including serving as financial advisor to the Board of Directors of the Company with respect to the Company’s financial evaluation and implementation of a proposed shareholders’ rights plan in May 2005. In connection with unrelated matters, Wachovia Securities and its affiliates have in the past provided financing services and financial advice for affiliates of the Parent. In addition, we may provide similar or other such services to, and maintain our relationship with, the Company, Parent, and certain affiliates of Parent in the future. Additionally, in the ordinary course of our business, we may trade, in the securities of the Company and certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. This opinion does not and shall not confer any rights or remedies upon the holders of Company Common Stock or any other person or be used or relied on for any other purpose. Our opinion does not and shall not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote in connection with the Agreement or any other matter related thereto. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

B-2

ANNEX C

SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WATCHGUARD TECHNOLOGIES, INC.

This proxy is solicited by WatchGuard’s board of directors for the
Special Meeting of Stockholders to be held on [            ], 2006

The undersigned hereby appoint(s) [            ] and [            ], and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of WatchGuard Technologies, Inc. held of record by the undersigned on August 7, 2006 at WatchGuard’s Special Meeting of Stockholders, to be held at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington, at [            ] local time on [            ], 2006, with authority to vote on the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

IMPORTANT—PLEASE COMPLETE, DATE AND SIGN ON THE OTHER SIDE

é  FOLD AND DETACH HERE  é

The board of directors recommends a vote “FOR” Proposals 1 and 2.	Please mark your vote as indicated	X

		FOR	AGAINST	ABSTAIN

(1)	APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 24, 2006, BY AND AMONG GLADIATOR CORPORATION, WARRIOR MERGER SUB, INC. AND WATCHGUARD TECHNOLOGIES, INC.:	☐	☐	☐

		FOR	AGAINST	ABSTAIN

(2)	TO ACT UPON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING THE APPROVAL OF ANY PROPOSAL TO POSTPONE OR ADJOURN THE SPECIAL MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSAL 1 IN THE EVENT THERE ARE NOT SUFFICIENT VOTES FOR APPROVAL OF PROPOSAL 1 AT THE SPECIAL MEETING:	☐	☐	☐	Please sign exactly as your name appears on your share certificate(s). Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Signature(s) Date

é  FOLD AND DETACH HERE  é